UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
__________________________________________________________________________________________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

__________________________________________________________________________________________________________________________

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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☐ Soliciting Material under § 240.14a-12
MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)
N/A
__________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in the exhibit required by Item 25 (b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

                                    2024

                                    NOTICE

                                    OF

                                    ANNUAL

                                    MEETING

                                    AND

                                    PROXY

                                    STATEMENT

Notice of the
ANNUAL MEETING OF THE SHAREHOLDERS
To be held on February 15, 2024

To Our Shareholders:

The annual meeting of the Shareholders of Matthews International Corporation (“Matthews” or the “Company”) will be held virtually at 9:00 AM (EST) on Thursday, February 15, 2024 (the “Annual Meeting”). Any shareholder who participates virtually will be deemed to be in attendance “in person” for the purposes of such meeting. The Company will provide a live webcast of the Annual Meeting at www.meetnow.global/MGJL4YJ. For more information, see the following “About the Meeting” section. The purpose of the Annual Meeting is to consider and act upon the following:

1.To elect four (4) directors of the Company for a term of three (3) years;

2.To approve an amendment to the Company’s Amended and Restated By-laws to limit the personal liability of the Company’s officers for monetary damages;

3.To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2024;

4.To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers; and

5.To transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on December 29, 2023 will be entitled to submit questions, listen to the meeting live and vote online at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend the virtual-only Annual Meeting. Return the card in the enclosed envelope as soon as possible. If you receive more than one proxy card (for example, because you own shares of the Company’s Class A Common Stock (the “Common Stock”) in more than one account), please be sure to complete and return all of them.

We hope you can participate in this important meeting.

            Sincerely,

            /s/ Steven F. Nicola

            Steven F. Nicola
            Chief Financial Officer and Secretary

January 16, 2024

Your vote is important. Please exercise your right to vote as soon as possible by completing, signing, dating, and returning your enclosed proxy card by mail in the postage-paid envelope provided, by using Internet voting as described in your enclosed proxy card, or by following the other instructions for voting on your enclosed proxy card.

ABOUT THE MEETING

How You Can Attend the Annual Meeting

The Annual Meeting will be a virtual meeting of shareholders held via live webcast, which will be accessible at www.meetnow.global/MGJL4YJ at 9:00 AM (EST) on Thursday, February 15, 2024. The live webcast will provide shareholders with the opportunity to vote and ask questions.

The process for attending the Annual Meeting depends on how your Common Stock (as defined below) is held. Generally, you may hold Common Stock in your name as a “record holder” or in an account with a bank, broker, or other nominee (i.e., in “street name”).

If you are a record shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Record shareholders should follow the instructions provided on their Notice and in their proxy materials.

If you hold your shares in “street name,” you must register in advance to attend and vote at the virtual Annual Meeting webcast. If you hold your shares in “street name” and do not register, you may still listen to the Annual Meeting webcast by visiting www.meetnow.global/MGJL4YJ, but you will not be able to participate or vote in the meeting. To register, you must obtain a “legal proxy” from the bank, broker or other nominee of your shares and submit the legal proxy to Computershare in order to be entitled to vote those shares electronically. Please note that obtaining a legal proxy may take several days. Requests must be received no later than 5:00 PM (EST) on February 8, 2024. You will receive a confirmation of your registration by email. Requests must include your legal proxy (an image of the legal proxy or a forward of the email from your broker including the legal proxy are acceptable) and be sent by email to legalproxy@computershare.com with the subject “Legal Proxy” or by mail to Computershare, Matthews International Corporation Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. If you wish to observe the Annual Meeting without being able to vote or submit questions, you may do so by visiting the above website and using your name and email address.

Please note that you may vote by proxy prior to February 15, 2024 and still attend the Annual Meeting. Even if you currently plan to attend the Annual Meeting webcast, we strongly recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, we urge you to submit your proxy in advance as described below.

How You Can Access the Proxy Materials

This proxy statement and the accompanying proxy card are being sent and made available to shareholders on or about January 16, 2024. A copy of the Company’s Annual Report for fiscal year 2023 will be mailed with this proxy statement and is available online at www.matw.com/investors/sec-filings.

How You Can Vote in Advance

The process for voting your Common Stock depends on how your Common Stock is held. If you are a record holder, you can vote your shares by going to www.investorvote.com/MATW, or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card, using the 15-digit control number on your proxy card. You can also complete, sign and date the enclosed proxy card and mail it in the enclosed postage-paid envelope. If you vote online or by phone, there is no need to return a proxy card by mail. The proxy you submit will be voted in accordance with your instructions.

If you hold your shares in “street name,” you must follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the Annual Meeting.

If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors unanimously recommends a vote FOR all of the nominees set forth in Proposal 1 and FOR Proposals 2, 3 and 4.

Management of the Company does not intend to bring before the meeting any business other than that set forth in Proposals 1, 2, 3 and 4 in the Notice. If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

How You Can Vote Electronically at the Annual Meeting

If you are a record holder, in order to vote and/or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.meetnow.global/MGJL4YJ and will need the 15-digit control number on your proxy card.

If you hold your shares in street name, you must obtain a “legal proxy” from the bank, broker or other nominee of your shares and send the “legal proxy” to Computershare as described above.

Revocation of Proxies

If you submit your proxy over the Internet, by telephone or by mail, you may change your voting instructions by subsequently properly submitting a new proxy. Only your most recent proxy will be exercised and all others will be disregarded, regardless of the method by which the proxies were authorized. You may also revoke your earlier proxy by voting “in person” at the Annual Meeting. Your attendance at the Annual Meeting “in person” will not cause your previously granted proxy to be revoked unless you specifically so request. If you hold your shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee to revoke your proxy.

Notices of revocation of proxies delivered by mail must be delivered by February 5, 2024 to the Company’s principal offices at Two NorthShore Center, Pittsburgh, PA 15212-5851, Attention: Steven F. Nicola, Chief Financial Officer and Secretary.

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212 - 5851
1-412-442-8200

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on February 15, 2024

The Company’s 2024 Proxy Statement and the Annual Report to Shareholders for the fiscal year ended September 30, 2023 are available free of charge on the Company’s website at http://www.matw.com/investors/sec-filings. You may also obtain copies of the Company’s 2024 Proxy Statement and Annual Report, free of charge, by contacting the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212. This proxy statement is being sent and made available to shareholders on or about January 16, 2024.

Execution of the proxy will not affect a shareholder’s right to attend the meeting and vote “in person”. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary by following the instructions described under “About the Meeting – Revocation of Proxies” or by attending the meeting and voting “in person”. See the foregoing “About the Meeting” section for additional details.

Matters to be considered at the annual meeting of the shareholders of the Company (the “Annual Meeting”) are those set forth in the accompanying Notice of Annual Meeting of the Shareholders (the “Notice”). Shares represented by proxy will be voted in accordance with instructions. In the absence of instructions to the contrary, the proxy solicited will be voted FOR all of the nominees set forth in Proposal 1 and FOR the proposals set forth in Proposals 2, 3 and 4.

Management of the Company does not intend to bring before the meeting any business other than that set forth in the Notice. If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding: Class A Common Stock, par value $1.00 per share, referred to as the “Common Stock.”

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting. As provided in the Company’s Restated Articles of Incorporation, cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 29, 2023 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed, but only shareholders of record as of the close of business on December 29, 2023 will be entitled to vote at the Annual Meeting. As of the record date, a total of 30,682,010 shares of Common Stock were outstanding and are entitled to vote at the meeting. A quorum (the presence “in person” or by proxy of the majority of the voting power of the Common Stock) is required to transact business at the Annual Meeting. The holders of at least 15,341,006 shares of Common Stock will constitute a quorum at the Annual Meeting.

Broker Authority to Vote

Abstentions and broker non-votes (explained herein) will be counted for purposes of determining a quorum. If your shares are held in street name, follow the voting instructions that you receive from your broker, bank or other nominee. If you want to vote “in person”, you must obtain a legal proxy from your broker, bank, or other nominee as further described in the above “About the Meeting” section. If you do not submit voting instructions, your broker, bank, or other nominee may still be permitted to vote your shares under certain of the following circumstances:

•Discretionary items - The ratification of the selection of the independent registered public accounting firm (Proposal 3) is a discretionary item. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on this proposal in their discretion.

•Non-discretionary items - The election of directors (Proposal 1), the Amendment to the Company’s Amended and Restated By-laws to limit the personal liability of the Company’s officers for monetary damages (Proposal 2) and the advisory resolution to approve executive compensation (Proposal 4) are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received voting instructions from beneficial owners (referred to as “broker non-votes”).

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors (sometimes referred to throughout the remainder of this Proxy Statement as the “Board”) is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by Pennsylvania statute, government regulations, court decisions and the Company’s organizational documents. Generally, the Board reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors the Company’s performance in key results areas. The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company. The full Board regularly reviews enterprise-wide risk management, which includes risks in the areas of compliance, operations, strategy, reporting, treasury, enterprise value, and insurable risks. In addition, each Board committee plays a significant role in carrying out the risk oversight function. The executive committee of the Board (the “Executive Committee”) assists in monitoring and assessing relevant risks between the times at which the full Board convenes. The governance and sustainability committee of the Board (the “Governance and Sustainability Committee”) oversees risks related to corporate governance, ethics and environmental, social, and governance (“ESG”) considerations. The audit committee of the Board (the “Audit Committee”) oversees risks related to financial reporting and control; environmental and health matters; management policies and guidelines; legal claims and issues; anti-corruption and regulatory compliance; cybersecurity; and information technology. The finance committee of the Board (the “Finance Committee”) oversees the Company’s financial policies, strategies and capital structure. The compensation committee of the Board (the “Compensation Committee”) oversees risks related to human resources, succession planning and compensation. The Mergers and Acquisitions Review Committee of the Board (the “M&A Review Committee”) provides oversight of integration planning and implementation of the Company’s significant acquisitions on an as-needed basis.

Board Composition and Corporate Governance

The Restated Articles of Incorporation of the Company provide that the Board has authority to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board has fixed the number of directors constituting the full Board at ten. From time to time, the Board reassesses the number of directors constituting the full Board and, in anticipation of future retirements, may consider expanding the Board beyond ten. Pursuant to the Company’s Restated Articles of Incorporation, the Board is divided into three classes. The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the listing requirements for the Nasdaq Global Select Market (“Nasdaq”), the Board of Directors has determined that each of its directors is independent under these standards, other than Joseph C. Bartolacci, the Company’s President and Chief Executive Officer and Gregory S. Babe, the Company’s Chief Technology Officer and Group President, Industrial Technologies.

The Company’s Corporate Governance Guidelines provide that an employee member must offer to submit his or her letter of resignation as a director upon his or her retirement or termination of employment, and if such offer is accepted, such employee member can remain on the Board for a period of no longer than one year following retirement from, or termination of, employment with the Company. Additionally, the Company’s Corporate Governance Guidelines provide that any director must offer to submit his or her letter of resignation as a director upon a change in principal occupation that differs from that which they were engaged and elected to the Board. The Board, with input from the Governance and Sustainability Committee and the Chief Executive Officer, will consider whether to accept such offer. Further, the

Company’s Amended and Restated By-laws and Corporate Governance Guidelines provide that no person may be eligible for nomination, nor elected to fill a vacancy on the Board of Directors, after attaining 75 years of age, and any director that, if nominated, would attain 75 years of age during such term as a director, shall retire from the Board of Directors immediately prior to the next annual meeting of the shareholders following such director attaining 75 years of age.

The Board of Directors has also implemented a director resignation policy under the Company’s Corporate Governance Guidelines. The director resignation policy requires each nominee to the Board of Directors, prior to any election of directors, to submit a conditional resignation to the Board of Directors in connection with such nominee’s nomination. In the event a nominee fails to receive the vote of at least a majority of the votes cast in an uncontested election, such director is required under the Company’s Corporate Governance Guidelines to conditionally resign from the Board, and the Governance and Sustainability Committee will make a recommendation to the Board whether to accept or reject the tendered conditional resignation. The Board of Directors must act on the tendered resignation, taking into account the Governance and Sustainability Committee’s recommendation, within ninety (90) days from the date of the certification of the election results. The Board shall promptly disclose its decision regarding the tendered resignation by furnishing a Current Report on Form 8-K to the U.S. Securities and Exchange Commission (the “SEC”), including its rationale for accepting or rejecting the tendered resignation. In making their recommendation and decision, the Governance and Sustainability Committee and Board may consider the following factors or other information that it considers appropriate and relevant: (i) the stated reasons, if any, why shareholders withheld their votes; (ii) possible alternatives for curing the underlying cause of the withheld votes; (iii) the director’s qualifications in light of the overall composition of the Board; (iv) the director’s past and expected future contributions to the Board and Company as a whole; (v) potential adverse consequences of accepting the resignation, including failure to comply with any applicable rule or regulation; and (vi) the best interests of the Company and its shareholders. If the Board accepts a director’s tendered resignation, the Board, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board, pursuant to the Amended and Restated By-laws of the Company. If a director’s resignation is not accepted by the Board, such director will continue to serve in accordance with existing Company regulations. Any director whose tendered resignation is being considered shall not participate in the deliberations conducted by the Governance and Sustainability Committee or the Board.

The Board has currently determined that an independent, non-employee member should be appointed to serve as Chairperson of the Board. The Board believes that separation of the positions of Chairperson of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairperson of the Board, strengthens the Company’s corporate governance and enhances the Board’s ability to fulfill its oversight responsibilities. Alvaro Garcia-Tunon is the Company’s current independent, non-employee Chairperson of the Board.

The Chairperson of the Board and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings. The independent directors met a total of eight (8) times in fiscal 2023.

During fiscal 2023, there were six (6) regularly scheduled meetings and two (2) special Board meetings.

Board Committees
There are six (6) standing committees appointed by the Board: the Executive Committee, the Governance and Sustainability Committee, the Audit Committee, the Finance Committee, the Compensation Committee and the M&A Review Committee. Each Committee has the same power as the Board to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions and respective memberships of the six standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board to exercise all of the powers of the Board during periods between Board meetings, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By‑laws of the Company or exercise any authority specifically reserved by the Board. Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company. In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board.

The members of the Executive Committee are currently Alvaro Garcia-Tunon (Chairperson), Katherine E. Dietze, Lillian D. Etzkorn, Morgan K. O’Brien, and Jerry R. Whitaker. The Executive Committee holds meetings at such times as are required. The Executive Committee did not meet in fiscal 2023.

Governance and Sustainability Committee

The principal functions of the Governance and Sustainability Committee are, among other things, to: (1) identify individuals qualified to become members of the Board of Directors; (2) review the qualifications of directors and the composition of the Board of Directors, and recommend to the Board of Directors the director nominees for the next annual meeting of the shareholders; (3) maintain, monitor and recommend to the Board of Directors changes to the Company’s Corporate Governance Guidelines, as necessary; (4) lead the Board of Directors in complying with its Corporate Governance Guidelines; (5) review and make recommendations to the Board of Directors concerning director compensation; and (6) review any related matters required by the federal securities laws or Nasdaq. The Governance and Sustainability Committee is also responsible for the annual evaluations of the performance of the Board of Directors and the Committees of the Board, including individual directors. The Committee is committed to ensuring that: (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company, and (ii) the governance of the Company is in full compliance with applicable law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company. In addition, the Governance and Sustainability Committee oversees, in conjunction with the Audit Committee and the Compensation Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. From time to time, the Governance and Sustainability Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors. The Governance and Sustainability Committee operates pursuant to a charter and the Company’s Corporate Governance
Guidelines, which are available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.” The Board has determined that all members of the Governance and Sustainability Committee are independent in accordance with the listing standards of Nasdaq. The Governance and Sustainability Committee met nine (9) times during fiscal 2023. The current members of the Governance and Sustainability Committee are Jerry R. Whitaker (Chairperson), Katherine E. Dietze and Terry L. Dunlap.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of: (1) the integrity of the Company’s financial statements, reports on internal controls and other of the Company’s financial information; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent registered public accounting firm; (4) enterprise risk, including cybersecurity programs; and (5) the performance of the Company’s internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee is also responsible for the oversight of the Company's environmental, health, and safety programs. The Audit Committee serves as a vehicle to provide an open avenue of communication between the full Board and the Company’s financial management team and internal audit department, and the independent registered public accounting firm. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and oversees, in conjunction with the Governance and Sustainability Committee and the Compensation Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. The Audit Committee operates pursuant to a charter, which is available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.”

All of the Audit Committee members, Lillian D. Etzkorn (Chairperson), Morgan K. O’Brien, Aleta W. Richards and Jerry R. Whitaker, have been determined in the Board’s judgment to be independent from the Company and its management within the meaning of regulations of the U.S. Securities and Exchange Commission (the “SEC”) relating to audit committee independence, Nasdaq regulations and the Company’s Corporate Governance Guidelines. All of the Audit Committee members meet the qualifications of “audit committee financial expert,” as determined by the Board pursuant to SEC regulations; however, Ms. Etzkorn has been designated as the ranking Audit Committee financial expert. During fiscal 2023, the Audit Committee met six (6) times.

Finance Committee

The Finance Committee provides oversight of the Company’s financial policies, strategies and capital structure. The Committee’s principal responsibilities include, among others, reviewing and monitoring of the Company’s: (1) significant capital expenditures; (2) mergers, acquisitions, divestitures, and investments; (3) capital structure, debt and equity offerings; (4) the dividend policy and share repurchase program; (5) risk management strategies for commodity, interest rate, foreign exchange and other financial exposures; and (6) investor relations program. The Committee also provides oversight on employee retirement benefit plan matters and related plan investment management. Ms. Katherine E. Dietze is Chairperson of the Finance Committee. The other members of the Finance Committee are Gregory S. Babe, Jr., David A. Schawk and Lillian D. Etzkorn. The Finance Committee met five (5) times in fiscal 2023.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Morgan K. O’Brien (Chairperson), Terry L. Dunlap, Aleta W. Richards and David A. Schawk, are to review periodically the suitability of the remuneration arrangements (including benefits) for the Company’s Chief Executive Officer and other members of management of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement. The Compensation Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company. The Committee also addresses matters related to the Company's human capital management. In addition, the Compensation Committee oversees, in conjunction with the Audit Committee and the Governance and Sustainability Committee as determined by the Board, the Company’s sustainability and ESG-related engagement efforts with shareholders, other key stakeholders and proxy advisory firms. The Compensation Committee operates pursuant to a charter, which is available for viewing on the Company’s investor relations website at www.matw.com/investors under the “Governance Documents” tab in the section entitled “Governance.” Pursuant to its charter, the Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members. In addition, the Compensation Committee may delegate to Company officers or a committee of employees any of its responsibilities with respect to non-equity based plans.

The Board has determined that all members of the Compensation Committee are independent in accordance with the listing standards of Nasdaq. During fiscal 2023, the Compensation Committee met three (3) times.

M&A Review Committee

The M&A Review Committee provides oversight, on an as-needed basis, of integration planning and implementation for the Company’s significant acquisitions. The members of the M&A Review Committee are Terry L. Dunlap (Chairperson), Joseph Bartolacci, and David A. Schawk. The Committee met four (4) time in fiscal 2023.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Morgan K. O’Brien (Chairperson), Terry L. Dunlap, Aleta W. Richards and David A. Schawk. None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries, other than David A. Schawk, who served as Group President of SGK Brand Solutions from July 2014 to November 2019. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Diversity Matrix

The Board believes it is important to consider diversity of race, ethnicity, gender, sexual orientation, age, education, cultural background and professional experience in evaluating board candidates in order to provide practical insights and diverse perspective.

Immediately following the Annual Meeting, if all of the nominees to the Board of Directors are elected, the following table would show an overview of the diversity of the Company’s ten directors following the Annual Meeting:

Part I: Gender Identity	Female	Male
Directors	3	7
Part II: Demographic Background
African American or Black	1
Hispanic or Latin		1
White	2	6

The following table provides an overview of the diversity of the Company’s ten directors as of the mailing of this proxy statement, on or about January 16, 2024.

Part I: Gender Identity	Female	Male
Directors	3	7
Part II: Demographic Background
African American or Black	1
Hispanic or Latin		1
White	2	6

Meeting Attendance

During fiscal 2023, all directors attended at least 75% of Board and respective Committee meetings.

Although the Company does not have a formal policy with regard to Board members attending the Annual Meeting of the Shareholders, it is customary for the Board members to do so, and, in general, all or most of the Board members have attended annual meetings in the recent past.

Compensation of Directors

Director compensation is determined and administered by the Governance and Sustainability Committee. In performing its duties, the Governance and Sustainability Committee consults with various independent third-party advisors. In fiscal 2023, the Governance and Sustainability Committee consulted with Pay Governance, LLC, an independent executive compensation consulting firm.

Under the Company’s 2019 Director Fee Plan, for fiscal 2023, each eligible non-employee director received an annual retainer valued at $90,000, which was payable either in cash or in shares of the Company’s Common Stock, as determined by the Governance and Sustainability Committee. If payable in cash, a director may elect to receive the annual retainer in (a) shares of Common Stock or (b) Common Stock credited to a deferred stock account as phantom stock. If the annual retainer is paid in shares of Common Stock, a director may defer the receipt of such Common Stock into a deferred stock account as phantom stock.

Each non-employee director is also eligible to receive an annual stock-based grant in the form of either non-statutory stock options, stock appreciation rights, restricted shares or restricted share units (“RSUs”). The form and value of the awards are determined by the Governance and Sustainability Committee. The

value of the annual grants awarded for fiscal 2023 was $140,000, issued in the form of RSUs, which vest on the second anniversary of the date of the grant.

The non-employee Chairman of the Board received an additional annual retainer fee of $120,000 in fiscal 2023, which was paid in cash. In fiscal 2023, each chairperson of a committee of the Board received an additional $10,000 retainer fee ($17,500 in the case of the Audit Committee chairperson; $12,500 in the case of the Compensation Committee chairperson) for their services as a committee chairperson. In addition, in fiscal 2023, Mr. Dunlap and Mr. Schawk, the non-employee members of the M&A Review Committee, received $1,500 per day of service on the M&A Review Committee. Other than this daily fee with respect to the M&A Review Committee, directors receive no other meeting fees.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2023.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
A. Garcia-Tunon	$210,000	$140,000	$350,000
K.E. Dietze	100,000	140,000	240,000
T.L. Dunlap	106,000	140,000	246,000
L.D. Etzkorn	107,500	140,000	247,500
M.K. O’Brien	102,500	140,000	242,500
A.W. Richards	90,000	140,000	230,000
D.A. Schawk	96,000	140,000	236,000
J.R. Whitaker	100,000	140,000	240,000

(1)Amounts in this column reflect the grant date fair value of awards of restricted share units of Common Stock granted during fiscal 2023 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimates of forfeitures related to service-based vesting conditions are disregarded for purposes of this valuation. There were no forfeitures of restricted awards by any of the directors during fiscal 2023. On March 9, 2023, each of the non-employee directors were awarded 3,777 restricted share units with a grant date fair value of $140,000.

Access to Directors

The security holders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Chief Financial Officer and Secretary, at the Company’s principal executive offices. At present, such communications will be directly forwarded to the Board or such particular director, as applicable. The Board has authorized Mr. Nicola, in his discretion, to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the Board.

Board and Committee Oversight of ESG Matters

Matthews has invested in ESG efforts not only to evaluate and improve ESG performance across all business sectors, but also to positively impact the culture of the Company. Part of these efforts include building awareness, knowledge and skills through learning opportunities, focused on health and safety, and diversity and inclusion, along with sponsorship of community engagement activities. Supporting this work is a newly established management-led ESG global steering committee charged with strategic oversight and prioritizing related initiatives, and for reporting progress to the Governance and Sustainability Committee quarterly and the Board of Directors twice annually.

Matthews' ESG initiatives focus on the following areas:

Environmental:
–Usage of electricity and natural gas
–Water usage
–Hazardous and non-hazardous waste generation
–Investment in renewable energies
–Management of fleet fuel efficiency
–Innovation in technologies to improve business and environmental performance
–Investment in management systems to externally validate our performance
Social:
–Training and upskilling of employees on environmental sustainability, health and safety, and diversity and inclusion (“D&I”).
–Execution of a comprehensive, global Environmental, Health and Safety ("EHS") management system that addresses risks and hazards, and works to mitigate them for employees, those working on behalf of the Company, and those living in the communities in which we work.
–Investment in and deployment of a global D&I program guided by eight strategic priorities known as Elev8te.
–Investment in community engagement programs and projects through manpower, financial support, and/or charitable giving.
Governance:
–Timely and thorough external reporting through third party certifications on governance issues.
–Regular communication with stakeholders on company activities such as capital investments, Board meetings and processes, and acquisitions.
–Regular validation and communication that the Company is in compliance with all local, state, and federal laws in the areas in which they work.

The Audit Committee of the Board is responsible for the oversight of policies and processes pertaining to the Company’s enterprise risk management (“ERM”) program and specifically ensure that notable risk exposures and applicable mitigating controls are reported to the Board of Directors. Management briefs the Audit Committee on information security risk matters as a part of regular ERM reports. The Board of Directors, either directly or through the Audit Committee, also meets with staff from the Company's EHS, D&I, and Sustainability groups from time to time to discuss our policy and practices with respect to employee health and safety programs and to determine the adequacy of our compliance with governmental, environment, safety, health, and sustainability regulations. The Audit Committee also has the opportunity to review the results of external certification system evaluations to compare the company’s ESG performance against those of our competitors within a chosen cohort. The Governance and Sustainability Committee is responsible for the oversight of the Company's governance, policies and processes.

ESG Highlights

As a company serving customers and clients around the world, Matthews takes seriously its role as a global citizen. Certifying its activities consistent with ISS's ESG ratings and Ecovadis business sustainability ratings provides Matthews with an externally verified position in the marketplace with regards to ESG. For more information on the Company's ESG initiatives, please refer to the ESG resources available on the Company's website at https://www.matw.com/investors/esg/resources. The contents of our website are not incorporated by reference into this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Composition and Director Nominations

The Restated Articles of Incorporation of the Company provide that the Board of Directors has authority to set the number of directors constituting the full Board, provided that such number shall not be less than five or more than fifteen. Until further action, the Board has fixed the number of directors constituting the full Board at ten. From time to time, the Board reassesses the number of directors constituting the full Board and, in anticipation of future retirements, may consider expanding the Board beyond ten. Pursuant to the Company’s Restated Articles of Incorporation, the Board of Directors is divided into three classes. The terms of office of the three classes of directors end in successive years.

Nominations for election to the Board of Directors may be made by the Governance and Sustainability Committee or by the shareholders pursuant to the provisions set forth in the Company’s Restated Articles of Incorporation and Amended and Restated By-laws.

Nominees for Director

Joseph C. Bartolacci, Katherine E. Dietze, Lillian D. Etzkorn and Morgan K. O'Brien, whose terms of office are expiring, have been nominated by the Board of Directors upon the recommendation of the Governance and Sustainability Committee to serve for three-year terms that will end in 2027 or until their successors are elected and qualified.

The Board’s Process for Selecting Director Nominees and Filling Vacancies

The Company’s process for identifying and evaluating director nominees and filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, possible retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of a candidate’s credentials and experience by the Governance and Sustainability Committee (including personal interviews with selected candidates), and a formal recommendation by the Governance and Sustainability Committee to the Board of Directors regarding the candidate considered to be the most qualified to be nominated for election to the Board or to fill the director vacancy.

The Governance and Sustainability Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the following criteria and qualifications: candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value. The Board may prioritize the foregoing criteria depending on the current needs of the Board and the Company. The Board does not have a formal diversity policy for selecting directors but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Information About Current Directors Standing for Re-Election and Board Nominees

The table below sets forth, as of the date of this Proxy Statement, certain information that has been furnished to us by each current director standing for re-election and each other individual who has been nominated by the Board to serve as a director of our Company:

Name	Age	Director Since
Joseph C. Bartolacci M	63	2005
Katherine E. Dietze E, G, F	66	2008
Lillian D. Etzkorn E, A, F	54	2020
Morgan K. O'Brien E, A, C	63	2011
A – Member of the Audit Committee as of the date of this Proxy Statement
C – Member of the Compensation Committee as of the date of this Proxy Statement
E – Member of the Executive Committee as of the date of this Proxy Statement
F – Member of the Finance Committee as of the date of this Proxy Statement
G – Member of the Governance and Sustainability Committee as of the date of this Proxy Statement
M – Member of the M&A Review Committee as of the date of this Proxy Statement

Additional Information About Current Directors and Board Nominees

The paragraphs below provide further information about each Board Nominee, each of whom has been nominated for election at the Annual Meeting by the Board, and each continuing director, including all positions he or she holds, his or her principal occupation and business experience for the past five years, and the names of other publicly held companies of which he or she currently serves as a director or served as a director during the past five years. We believe that all of our directors and director nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of the Board and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our shareholders. The information presented below regarding each director and nominee for director also sets forth specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director in light of our business and structure.

Nominees

Joseph C. Bartolacci, age 63, was appointed President and Chief Executive Officer of the Company in 2006, and has served on the Board of Directors since 2005. Prior to his appointment as Chief Executive Officer, he was President and Chief Operating Officer of the Company since 2005. Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews) and General Counsel of Matthews. Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh. Mr. Bartolacci serves on the M&A Review Committee of the Board. He also serves on the boards of various subsidiaries of Matthews. Other than the Company, Mr. Bartolacci serves on the board of Federated Hermes, a global investment management company and publicly-traded company.

The Board believes that Mr. Bartolacci is well-qualified to serve on the Company’s Board of Directors based on his firsthand operating experience in many of the Company’s diverse global businesses and brings a well-developed understanding of the industries in which the Company operates, as well as the opportunities within those industries to drive shareholder value. In addition, he provides management’s perspective in Board decisions about the business and strategic direction of the Company.

Katherine E. Dietze, age 66, has served on the Board of Directors of the Company since July 2008. Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005. She had also held the position of Managing Director, Investment Banking. Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company. Ms. Dietze brings a strong background in global investment and financial matters. Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing. Ms. Dietze serves as Chairperson of the Finance Committee and is a member of the Executive Committee. Ms. Dietze was a corporate director and chair of the audit committee for Cowen Group, Inc from October 2009 until the sale of Cowen in March 2023 to Toronto-Dominion Bank. She previously served as chairperson of the audit committee and member of both the governance and compensation committees for LaBranche, LLC, a financial services firm purchased by the Cowen Group in June 2011. Ms. Dietze served as a trustee on the Liberty Property Trust board from January 2011 to March, 2020.

The Board believes that Ms. Dietze is well-qualified to serve on the Company’s Board of Directors in light of her background in investment banking, which allows Ms. Dietze to provide a unique and valuable perspective on global financial markets, investments and financial transactions.

Lillian D. Etzkorn, age 54, was appointed to the Board of Directors on October 1, 2020. Since April 2023, Ms. Etzkorn has served as the Executive Vice President & Chief Financial Officer of LCI Industries (NYSE: LCII) ("Lippert"). Lippert supplies highly engineered components for leading original equipment manufacturers in the recreation and transportation product markets, and the related aftermarkets of those industries. Prior to joining Lippert, she was the Chief Financial Officer at Covia, a $1+ billion industrial minerals mining and processing company from October 2021 to August 2022. She also served as CFO at Shiloh Industries from July 2018 to October 2021. Prior to that, she served as CFO at CPI Card Group and was the Vice President, Treasurer at Dana Holding Company from September 2011 to January 2017. Ms. Etzkorn began her career at Ford Motor Company where she had increasing levels of responsibility over 19 years, including leading Investor Relations. She holds a Bachelor of Arts degree in Business Administration and Marketing from Eastern Michigan University and an MBA from the University of Michigan. Ms. Etzkorn is a member of the Finance Committee and is the Chairperson of the Audit Committee.

The Board believes that Ms. Etzkorn is well-qualified to serve on the Company’s Board of Directors due to her strong leadership skills and financial acumen.

Morgan K. O’Brien, age 63, has served on the Board of Directors of the Company since July 2011. Mr. O’Brien currently serves as President and CEO of Hearthstone Utilities, Inc., a position he has held since December 2021. Mr. O’Brien served as the President and Chief Executive Officer of Peoples Natural Gas Company LLC, a utility serving the southwestern Pennsylvania market, from February 2010 until March 2020. Prior thereto, Mr. O’Brien served as President and Chief Executive Officer of Duquesne Light Holdings, an electric utility company serving western Pennsylvania, since 2001. He held various senior executive positions at Duquesne Light Holdings since 1991. Prior to joining Duquesne Light Holdings, Mr. O’Brien served in various management positions at PNC Bank and at major accounting firms. Mr. O’Brien is also Chairperson of the Compensation Committee and is a member of the Executive Committee. Mr. O’Brien received a Bachelor’s degree in Business Administration and a Masters degree in taxation from Robert Morris University. Mr. O’Brien serves on the board of trustees of Robert Morris University. He also serves on the boards of several civic and charitable organizations in Western Pennsylvania.

The Board believes that Mr. O’Brien is well-qualified to serve on the Company’s Board of Directors due to having served as a Chief Executive Officer with more than 10 years’ experience in that role. As such, he brings significant leadership skills to the Board of Directors. With his experience in the areas of accounting and taxation, he also provides the Board and the Audit Committee, of which he is a member, with strong financial skills.

Continuing Directors

Gregory S. Babe, age 66, has served on the Board of Directors since November 2010. Mr. Babe has served as the Company’s Chief Technology Officer and Group President, Industrial Technologies since October 2022. He served as the Company's Chief Technology Officer from November 2015 to September 2022 and prior to that served as the Company’s Executive Vice President, Global Information Technology and Integration starting in November 2014. Mr. Babe also serves as President and Chief Executive Officer of Liquid X Printed Metals, Inc., a Carnegie Mellon University spin out. From July 2012 to June 2013, Mr. Babe served as Chief Executive Officer of Orbital Engineering, Inc., a privately held engineering services company. Mr. Babe retired as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC in June 2012. Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008. Mr. Babe was responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany. In addition, he held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of polymers and high-performance plastics in North America, from July 2004 until June 2012. He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe is a member of the Finance Committee. He serves on the board of the Benedum Foundation, where he is a member of the investment committee. Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

The Board believes that Mr. Babe is well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company.

Terry L. Dunlap, age 64, has served on the Board of Directors since February 2015. Mr. Dunlap currently serves as the principal of Sweetwater LLC, a consulting firm with a focus on manufacturing. Mr. Dunlap served as the Interim Chief Executive Officer and President of TimkenSteel Corporation, a specialty steel producer, from October 2019 to December 2020. Prior thereto, Mr. Dunlap spent 31 years with Allegheny Technologies, where he served as Executive Vice President, Flat-Rolled Products from May 2011 until his retirement in December 2014, President, ATI Allegheny Ludlum from 2002 to 2014, and Group President, ATI Flat-Rolled Products from 2008 to May 2011. Mr. Dunlap received a Bachelor of Science degree in Marketing from Indiana University of Pennsylvania and attended the Loyola University of Chicago MBA program. Mr. Dunlap is a member of the Compensation, Governance and Sustainability, and M&A Review Committees of the Board. Mr. Dunlap also serves on the board of directors of United States Steel Corporation, a global integrated mining and carbon steel producer, and served as a director of TimkenSteel Corporation from August 2015 to December 2021, and as a director of Ampco-Pittsburgh Corporation, a global producer of forged and cast engineered products, from May 2019 to May 2022.

The Board believes that Mr. Dunlap is well-qualified to serve on the Company’s Board of Directors due to his experience and knowledge in the global manufacturing industry.

Alvaro Garcia-Tunon, age 71, has served on the Board of Directors since October 2009. Mr. Garcia-Tunon retired as the Chief Financial Officer of Wabtec Corporation, a provider of products and services for the global rail industry, effective January 1, 2014. He continued to work with Wabtec as a strategic advisor through December 2017. Mr. Garcia-Tunon was named Executive Vice President and Chief Financial Officer for Wabtec in February 2012. Prior to that, he was Executive Vice President, Chief Financial Officer and Secretary of Wabtec since December 2010. Prior thereto, he served as Senior Vice President, Chief Financial Officer and Secretary of Wabtec since 2003. Mr. Garcia-Tunon is currently the Chairman of the Board of Directors at Matthews, and he previously served as a director of Allison Transmission Holdings, Inc. (NYSE: ALSN), a global provider of commercial duty automatic transmissions and hybrid propulsion system, from January 2016 until his retirement from its board of directors in August 2022. Mr. Garcia-Tunon graduated from the College of William and Mary with a Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

The Board believes that Mr. Garcia-Tunon is well-qualified to serve on the Company’s Board of Directors due to his having served as the Chief Financial Officer of a public company with global operations, he has leadership skills in international business, corporate governance and risk management. As a Certified Public Accountant, he also provides the Board with strong financial and accounting skills.

Aleta W. Richards, age 58, is the Executive Vice President of Specialty Films for Covestro Deutschland AG located in Dormagen, Germany since July 2021. In this position, she leads the specialty films business globally, directing all business functions and has responsibility for the full income statement of the business unit. Prior to this Dr. Richards was Senior Vice President sales and marketing – North America from February 2018 to June 2021; Coatings, Adhesives and Specialties, Vice President Regional Product Management for APAC, polycarbonates (located in Shanghai, China) and Vice President Regional Product Management for NAFTA, polycarbonates from July 2014 to January 2018. She also held a number of executive positions with Bayer Corporation including; Vice President of Human Resources and Services, Vice President of Global Key Accounts and Strategic Marketing for Coatings as well as a number of key management and professional positions. She currently serves as a director on the board of Crime Science Technology, a European company that develops and markets security features for identity documents and banknotes, as well as designs processes that assist in the identification of criminals. Dr. Richards has a Bachelor of Science degree in Business (Communications and Human Resources) from the University of Pittsburgh, a Masters in Business Administration from the Katz School University of Pittsburgh in

Marketing and International Business and a Doctor of Business Administration from the Ross School of Business, Georgia State University.

The Board believes that Dr. Richards is well-qualified to serve on the Company’s Board of Directors with her strong background and expertise in international business, marketing, sales, strategy as well as human resources and people management.

David A. Schawk, age 68, has served on the Board of Directors of the Company since the Company's acquisition of Schawk Inc. (“Schawk”) on July 29, 2014. Effective November 1, 2019, Mr. Schawk retired from his role as Group President, SGK Brand Solutions and as an officer of the Company, which he held from July 2014. Mr. Schawk previously served as Schawk’s Chief Executive Officer since 1992, and Chief Executive Officer and President for more than five years prior thereto. He also served on the Schawk board of directors since 1992. Mr. Schawk is a member of the Finance and M&A Review Committees. Mr. Schawk received a Bachelor of Arts degree in International Business Relations from DePaul University.

The Board believes that Mr. Schawk is well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer and director of a multinational brand development and brand management company.

Jerry R. Whitaker, age 73, has served on the Board of Directors of the Company since July 2011. Mr. Whitaker was President of Electrical Sector-Americas, Eaton Corporation, a global manufacturer of highly engineered products, until his retirement in June 2011. Prior thereto, he served in various management positions at Eaton Corporation since 1994. Prior to joining Eaton Corporation, Mr. Whitaker spent 22 years with Westinghouse Electric Corporation. Mr. Whitaker is the Chairperson of the Governance and Sustainability Committee and a member of the Audit and Executive Committees of the Company. Mr. Whitaker received a Bachelor of Science degree from Syracuse University and a Masters in Business Administration from George Washington University. He currently serves as a director on the board of The Milliken Company, a privately-held diversified industrial company, where he is a member of the compensation committee and serves as chairperson of the audit committee. Mr. Whitaker also serves on the advisory board of the School of Engineering at Syracuse University.

The Board believes that Mr. Whitaker is well-qualified to serve on the Company’s Board of Directors due to his experience and knowledge as an executive in global manufacturing industries and acquisition integration.

The term for each of the Board’s nominees and the continuing directors is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Joseph C. Bartolacci	2027
Katherine E. Dietze	2027
Lillian D. Etzkorn	2027
Morgan K. O’Brien	2027

Continuing Directors:

Terry L. Dunlap	2025
Alvaro Garcia-Tunon	2025
Jerry R. Whitaker	2025

Gregory S. Babe	2026
Aleta W. Richards	2026
David A. Schawk	2026

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL FOUR OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT. The proxy holders will vote your proxy FOR each of the nominees set forth above unless you give instructions to the contrary on the proxy card.

PROPOSAL 2
AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO LIMIT THE PERSONAL LIABILITY OF THE COMPANY’S OFFICERS FOR MONETARY DAMAGES

On September 26, 2023 (the “Amendment Date”), the Board approved an amendment and restatement of the Company’s Amended and Restated By-laws, which included, among other things, an amendment to provide for a limit on the personal liability of the Company’s officers for monetary damages (the “Officer Exculpation Amendment”), pursuant to Section 1735 of the Pennsylvania Business Corporation Law (as amended, the “BCL”). As such, the Board is submitting the Officer Exculpation Amendment for approval by shareholders of the Company.

Background

In accordance with Section 1713 of the BCL, prior to the Amendment Date, the Company’s Amended and Restated By-laws provided that, to the fullest extent of the law, the directors of the Company shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under the Company’s Restated Articles of Incorporation, Amended and Restated By-laws or applicable provisions of law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Historically, the BCL has not authorized the limitation of liability of officers in a comparable manner.

Changes to the BCL that became effective on January 2, 2023 included the addition of a new Section 1735, which authorizes shareholders to adopt an exculpation provision similar to the limitation of liability that has historically been available for directors. When the liability of directors has been permitted to be limited and the liability of officers has not, shareholder plaintiffs have employed a tactic of bringing certain claims (that would otherwise be unable to be pursued against directors) against individual officers to avoid dismissal of such claims. The addition of Section 1735 addresses this inconsistent treatment between officers and directors and addresses rising litigation and insurance costs for shareholders.

The Board believes that adopting the Officer Exculpation Amendment is in the best interests of the Company and its shareholders. Accordingly, the Board has unanimously approved, subject to shareholder approval, an amendment to Section 6.01 of the Amended and Restated By-laws that would provide for exculpation of the Company’s officers as permitted by Section 1735 of the BCL. The Board has also adopted resolutions recommending that the amendment be submitted to shareholders and recommending that shareholders approve the amendment.

The amended Section 6.01 of the Amended and Restated By-laws is set forth as Appendix A to this Proxy Statement. As permitted by Section 1735 of the BCL, the proposed amendment also clarifies the effect of any amendment, repeal, adoption or modification of such exculpation on the rights or protections of a current or former director existing at the time of such amendment, repeal, adoption or modification.

The affirmative vote of a majority of the shares cast at the meeting and entitled to vote, a quorum being present, are required to approve the Officer Exculpation Amendment. Abstentions and broker non-votes will have the effect of a vote cast “against” the proposal.

If approved, the Officer Exculpation Amendment would become effective immediately, and the amendment of Section 6.01 of the Amended and Restated By-laws attached as Appendix A to this Proxy Statement would be implemented.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED BY-LAWS TO LIMIT THE LIABILITY OF THE COMPANY’S OFFICERS FOR MONETARY DAMAGES. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy card.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2024.

The Audit Committee has determined that it would be desirable as a matter of good corporate practice to request an expression of opinion from the shareholders on the appointment. Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares cast at the meeting and entitled to vote, a quorum being present. Abstentions will have the effect of a vote cast “against” the proposal.

If the shareholders do not ratify the selection of Ernst & Young LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee; provided, further, however, even if the shareholders do ratify the selection of Ernst & Young LLP, as requested in this Proxy Statement, the Audit Committee reserves the right, at any time, to re-designate and retain a different independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2024.

It is not expected that any representative of Ernst & Young LLP will be present at the Annual Meeting of the Shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING SEPTEMBER 30, 2024. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy card.

PROPOSAL 4
ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis in this Proxy Statement, and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. The Company presents a proposal for an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers on an annual basis. Accordingly, the Company is presenting the following proposal, which gives our shareholders the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the resolution set forth below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved (on a non-binding basis) if the proposal receives the affirmative vote of at least a majority of the shares cast at the meeting and entitled to vote, a quorum being present. Abstentions and broker non-votes will have the effect of a vote cast “against” the proposal. Because the vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements. The Board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and implementation of executive compensation programs.

RESOLVED, that the shareholders approve (on a non-binding basis) the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Proxy Statement set forth under the caption “Executive Compensation and Retirement Benefits.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT. The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy card.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s Restated Articles of Incorporation divide its voting stock into three (3) classes: Preferred Stock, and Class A and Class B Common Stock. At the present time, no shares of Preferred Stock or Class B Common Stock are issued or outstanding. The following information is furnished with respect to persons who the Company believes, based on its records and filings made with the SEC, beneficially own five percent or more of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management. Those individuals with more than five percent of the Company's Common Stock could be deemed to be “control persons” of the Company.

This information presented is as of November 30, 2023, except as otherwise noted. The percentage ownership calculation is based on 30,751,662 shares of Common Stock outstanding.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (1)(2)		Percent (%) of Class	Deferred Stock Compensation Shares (8)
Directors, Officers and Executive Management:
J.C. Bartolacci	458,322		1.5	—
G.S. Babe	66,098		*	5,798
K.E. Dietze	36,395		*	—
T.L. Dunlap	20,647		*	—
L.D. Etzkorn	5,623		*	—
S.D. Gackenbach	82,499		*	—
A. Garcia-Tunon	27,259	(3)	*	30,715
G.R. Kohl	46,639		*	—
S.F. Nicola	163,112		*	—
M.K. O’Brien	28,587		*	—
A.W. Richards	1,090		*	—
D.A. Schawk	207,596	(4)	*	—
B.D. Walters	59,470		*	—
J.R. Whitaker	21,958		*	8,705
All directors, officers and executive management as a group (18 persons)	1,251,330		4.1	45,218
Others:
BlackRock, Inc. 55 East 52nd Street New York, NY 10005	5,068,867	(5)**	16.5
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355-2331	3,575,945	(6)**	11.6
Phoenix Holdings, Ltd. Dereh Hashalom 53 Givatayim, 53454 Israel	1,767,778	(7)**	5.7
* Less than 1%.
** Information as of September 30, 2023, derived from Schedule 13D or 13G filings filed by the beneficial owner.

(1)Any shares that may be beneficially owned within 60 days of November 30, 2023 are included in beneficial ownership. Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Company.
(2)To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as otherwise noted in the footnotes to the table.
(3)Includes 12,109 shares of Common Stock held in the SGT 2021 Family Trust for the benefit of members of Mr. Garcia-Tunon's family for which Mr. Garcia-Tunon serves as trustee.
(4)Includes 35,548 shares of Common Stock held in the Teryl Alyson Schawk 1998 Trust; 51,514 shares of Common Stock held in trusts for the benefit of Mr. Schawk’s children for which Mr. Schawk or his spouse serves as trustee; 120,436 shares of Common Stock held in the David A. Schawk 1998 Trust for which Mr. Schawk serves as trustee with voting and investment power over such shares; 77,395 shares of Common Stock held in trust for the benefit of Mr. Schawk’s niece for which Mr. Schawk serves as custodian with voting and investment power but no pecuniary interest; and 97 shares of Common Stock held as custodian.
(5)Pursuant to that certain Amendment No. 3 to Schedule 13G filed January 26, 2023 by BlackRock, Inc., as parent holding company or control person for certain of its subsidiaries (collectively, the “BlackRock Entities”), the BlackRock Entities have (i) sole voting power with respect to 5,008,245 shares of Common Stock and (ii) sole dispositive power with respect to 5,068,867 shares of Common Stock.
(6)Pursuant to that certain Amendment No. 12 to Schedule 13G filed February 9, 2023 by The Vanguard Group, Inc., as beneficial owner and parent holding company or control person for certain of its subsidiaries (collectively, the “Vanguard Entities”), the Vanguard Entities have (i) shared voting power with respect to 38,697 shares of Common Stock, (ii) sole dispositive power with respect to 3,508,955 shares of Common Stock, and (iii) shared dispositive power with respect to 66,990 shares of Common Stock.
(7)Pursuant to that certain Amendment No. 1 to Schedule 13G filed February 14, 2023 by The Phoenix Holdings Ltd., as parent holding company or control person for certain of its subsidiaries (collectively, the “Phoenix Entities”), the Phoenix Entities have (i) shared voting power with respect to 1,767,778 shares of Common Stock and (ii) shared dispositive power with respect to 1,767,778 shares of Common Stock.
(8)Represents shares of Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plans, which are excluded from the Number of Shares Beneficially Owned. See the information provided under “General Information Regarding Corporate Governance--Compensation of Directors” in this Proxy Statement.

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management, which are intended to promote the alignment of the interests of management with the Company’s shareholders. As more fully described under “Compensation Discussion and Analysis” of this Proxy Statement, the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to six times base salary depending upon the individual’s position with the Company. Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.
For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted share units or shares) but does not include outstanding stock options or unvested performance-based restricted share units or shares. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock or restricted share units must be retained until the ownership guideline is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs. As of November 30, 2023, all NEOs (as defined below) exceeded, and were therefore in compliance with, the Company’s stock ownership guidelines.

The Company has also adopted guidelines for stock ownership by non-employee directors, which require that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares or restricted share units issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the current annual retainer ($90,000). Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director. As of November 30, 2023, all of the directors had exceeded, and were therefore in compliance with, the Company’s stock ownership guidelines or are within the reasonable time period for compliance.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management. Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2024 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023.

                        Submitted by:

                        The Compensation Committee of the Board of
                        Directors of Matthews International Corporation

                        M.K. O’Brien, Chairperson
T.L. Dunlap
A.W. Richards
D.A. Schawk

COMPENSATION DISCUSSION AND ANALYSIS

Matthews International Corporation’s Named Executive Officers in Fiscal 2023

Joseph C. Bartolacci	President & Chief Executive Officer
Steven D. Gackenbach	Group President, Memorialization
Gary R. Kohl	President, SGK Brand Solutions
Steven F. Nicola	Chief Financial Officer and Secretary
Brian D. Walters	Executive Vice President and General Counsel

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of four independent directors: Mr. O’Brien (Chairperson), Mr. Dunlap, Dr. Richards and Mr. Schawk. Compensation for the Company's Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executives is presented in the Summary Compensation Table and the other tables that follow.

Executive Summary

Compensation Philosophy and Objectives

Continuous improvement in operating results and the creation of shareholder value are key elements of the compensation philosophy of Matthews. This philosophy serves as the framework for the Company’s executive compensation program. Our program is designed to provide incentive arrangements that reward executives for improvement in the Company’s operating results and appreciation in our stock value.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, our Compensation Committee (referred to throughout this section as the "Committee") has developed incentive arrangements based on rigorous performance standards. Our annual incentive compensation plan rewards executives for the attainment of adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA"), economic value added, and adjusted operating cash flow targets. Adjusted net income is utilized instead of adjusted EBITDA for Corporate participants. For purposes of our annual incentive plan, “economic value added” is the measure of adjusted EBITDA (or adjusted net income for Corporate participants) compared to the cost of the capital utilized to generate this income. Adjusted operating cash flow is defined as adjusted EBITDA less capital expenditures plus/minus changes in working capital of the Company's business units. Our long-term incentive plan awards in fiscal 2023 rewards participants for the achievement of earnings per share targets and return on invested capital value (“ROIC”).

The principal objectives of the Company’s executive compensation program for the Company’s named executive officers (“NEOs”) and other executive officers, are to:
•Attract, retain and motivate highly qualified executives;
•Reward continuous improvement in operating results and the creation of shareholder value; and
•Align the interests of the Company’s executives with our shareholders.

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs. The foundation of our philosophy is to:
•Emphasize rigorous performance-based compensation elements in our pay mix while providing total compensation opportunities commensurate with market levels;
•Provide retirement and health benefits that are competitive with market levels; and
•De-emphasize the use of perquisites, except for business purposes.

Our compensation philosophy targets the market median for all elements of compensation.

Response to 2023 Say on Pay Vote and Investor Engagement Efforts

At the Company’s annual meeting held in February 2023, approximately 90% of votes cast were in support of the compensation of our NEOs. Given this level of support, the Committee believes that the Company’s executive compensation programs appropriately link our executive compensation to the performance of the Company and reflect contemporary practices. The Committee remains committed to routinely reviewing and updating our executive compensation program as appropriate.

In addition, the Committee routinely evaluates responses from the Company’s annual outreach efforts with its largest shareholders and deemed that the current executive compensation design aligns with the expectations of our shareholders. No critical feedback was received from shareholders that suggested the Committee needs to revise the design of a particular compensation policy or practice. Therefore, based on the results of our latest Say-on-Pay vote and feedback from investors, the Committee maintained its core executive compensation design. A summary of our executive compensation program for fiscal 2023 is included in the table below.

Executive Compensation Elements for Fiscal 2023

Our executive compensation program is comprised of the following key elements. Each is designed to meet the objectives of our executive compensation program as established by the Committee:

Compensation Element	Form and Key Characteristics	Description and Performance Metrics
Base Salary	- Fixed cash component - Reviewed annually and adjusted as appropriate	- Positioned competitively to attract and retain executive talent - Considers scope and complexity of the role as well as individual performance and experience
Annual Incentive Compensation	- Variable cash compensation component - Performance-based opportunity	Executives other than SGK Brand Solutions:
     - 40% weighting assigned to adjusted net income (corporate executives) or adjusted EBITDA (business unit executives)
     - 40% weighting assigned to economic value added (defined above)
     - 20% weighting assigned to adjusted operating cash flow
SGK Brand Solutions executives: 80% weighting assigned to adjusted EBITDA and 20% weighting assigned to adjusted operating cash flow
Long-Term Incentive Compensation	- Variable equity-based compensation component - 60% performance units - 40% time-based units	- Performance units earned at the end of the three-year performance period:
     - Upon the attainment of pre-established adjusted earnings per share
     - Upon the attainment of ROIC Goals
- Time-based units vest 100% on the third anniversary of the grant
Change in Control Severance Policy	- Compensation and benefit continuation in the event of involuntary or good reason termination and a change in control of the Company (“double trigger”)	- Cash severance equal to two times the annual base salary and target bonus - Acceleration of unvested or unearned equity awards - Health care benefit continuation over the severance period (two years)

Executive Compensation Governance Practices

The following executive compensation practices and policies have been adopted by the Committee to ensure sound corporate governance and alignment of the interests of executives and the Company’s shareholders. Many of these policies and practices have been adopted to discourage excessive risk-taking by our executive team.

What We Do:

✓	Designate a non-executive board chair to provide effective independent board leadership and oversight of management
✓	Review risks associated with our compensation arrangements and adopt mitigating features, practices, and policies
✓	Engage in a rigorous CEO performance evaluation process
✓	Employ shareholder-value creating metrics and challenging targets such as adjusted EBITDA, adjusted net income, economic value added and operating cash flow in our annual incentive plan, and earnings per share and return on invested capital within our long-term incentive plan
✓	Cap annual and long-term incentive payouts
✓	Maintain significant stock ownership guidelines for both executives and directors
✓	Require both a qualified change in control and termination of employment (“Double Trigger”) in order to receive cash severance benefits and for unvested equity awards to accelerate
✓	Maintain a “clawback” policy that provides for the recoupment from the Company's executive officers of certain incentive awards in the event of a financial restatement and that also includes a broader group of employees that provides for the recoupment of incentive awards under certain conditions in the event of a financial restatement
✓	Retain an independent compensation consultant who regularly provides advice to the compensation committee on matters pertaining to executive compensation

What We Don’t Do:

✗	Enter into individual employment contracts with our executives, except in an instance where an agreement is assumed, or is necessary, as part of an acquisition
✗	Allow hedging or pledging of the Company's securities
✗	Provide excise tax gross-ups related to change in control terminations
✗	Allow repricing or exchanging of stock options or other equity awards without shareholder approval
✗	Provide excessive perquisites and tax gross-up perquisites

CEO Compensation Decisions for Fiscal 2023

Despite the challenging conditions over the past several years, including the pandemic and the global economy, the Committee emphasized the importance of remaining consistent with the Company’s executive compensation philosophies, which target base salaries at market median levels and reward executives for performance against pre-established targets and creation of shareholder value. As noted in the pie chart on page 30, variable, at-risk compensation accounted for 83% of our CEO’s target compensation.

Key performance indicators considered by the Committee in November 2022 in determining Mr. Bartolacci’s compensation for fiscal 2023 were as follows:
•The Company reported another record for consolidated sales in fiscal year 2022, representing growth of 5.5% over fiscal year 2021 (8.8% on a constant currency basis);
•The Industrial Technologies segment generated increased sales and adjusted EBITDA of 18% and 63%, respectively, for fiscal year 2022, primarily reflecting significant growth of the energy storage solutions business;
•The Company’s return on invested capital (adjusted EBITDA relative to average outstanding debt and shareholders’ equity) was 16.4% for fiscal year 2022, well above the Company’s estimated cost of capital.

In consideration of the Committee’s executive compensation philosophy and these performance factors, the Committee approved the following compensation changes.
•Base Salary: Mr. Bartolacci’s base salary for calendar 2023 was increased 3% to approximate the market median.
•Annual Incentive Compensation: Target annual incentive compensation for Mr. Bartolacci was set at the market median. Based on the Company’s fiscal 2023 operating results (as noted above), Mr. Bartolacci achieved 112% of target annual incentive compensation based upon performance against pre-established adjusted net income, economic value added and operating cash flow performance goals (see Annual Incentive Compensation below).
•Long-Term Incentive Compensation: Mr. Bartolacci received an annual equity award for fiscal year 2023 equal to $4,152,750 to approximate the market median.
•Change in Pension Value and Non-Qualified Deferred Plan Compensation: The Company terminated its non-qualified Supplemental Retirement Plan ("SERP") and the Company’s principal defined benefit retirement plan ("DB Plan"), both of which Mr. Bartolacci was a participant. Upon termination of these plans, he became a participant in the Company’s non-qualified Management Deferred Compensation Plan.

In addition, as shown in the table on page 34, Mr. Bartolacci forfeited equity awards in November 2022 with an original grant date value of $1,567,399. As further emphasis on the Committee’s philosophy to align long-term incentive compensation with the Company’s performance, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five years for the Company's CEO was 61.1% (see table on page 34).

Fiscal 2023 Target Compensation Mix

The pie charts below show the mix of target compensation provided to our CEO and other NEOs in fiscal 2023. Variable, at-risk compensation accounted for 83% of our CEO’s target compensation and 66% of our other NEOs compensation on average.

Compensation Committee Administration

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy. In performing its duties, the Compensation Committee consults with the Company’s CEO, the Company’s human resources leadership and various independent external advisors. In fiscal 2023, the Compensation Committee consulted principally with Pay Governance, LLC, an independent executive compensation consulting firm. Pay Governance, LLC does not perform any other services for the Company and reports directly to the Compensation Committee. The Compensation Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities. The Compensation Committee reviews the performance and the fees of the independent consultant each year and determines whether to retain such consultant for the upcoming year.

Among its other duties, the Compensation Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
•2015 Incentive Compensation Plan;
•Amended and Restated 2017 Equity Incentive Plan (the “Equity Plan”); and
•Management Deferred Compensation Plan (“MDCP”).

In general, the Compensation Committee’s desire to align the Company's executive compensation program with market levels drives the allocation between short-term and long-term compensation, as well as cash and equity components. The Compensation Committee believes that the level of compensation provided to an executive should be based on success against pre-established performance goals that drive the creation of shareholder value. To achieve this objective, the Company has built its current annual cash incentive plan based on achievement of adjusted EBITDA, economic value-added and adjusted operating cash flow targets. For the long-term plan, the Compensation Committee generally provided equity awards in fiscal 2023 (November 2022) and fiscal 2024 (November 2023) with vesting provisions dependent on time and service (40%) and the achievement of adjusted earnings per share (stock price appreciation in fiscal 2024) (30%) and return on invested capital (30%) targets. The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Compensation Committee has considered whether its executive compensation program promotes risk taking at levels that are unacceptable to the Company. The Compensation Committee considered the following factors related to risk:
•Compensation philosophy that targets salaries and incentives at the market median;
•Annual incentive design that caps maximum awards for the achievement of adjusted EBITDA and economic value-added targets reflective of the Company’s business plan;
•Long-term incentives with financial performance and time-based vesting criteria;
•Stock ownership guidelines; and
•Clawback policy.

The Compensation Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Compensation Committee makes decisions regarding executive compensation with input from its independent consultant. When making decisions regarding compensation for the CEO, the Compensation Committee has a process in which it considers comparative market data provided by its independent consultant and the CEO’s performance assessment prepared by the Company’s Board of Directors. When making decisions regarding compensation for executives other than the CEO, the Compensation Committee considers comparative market data and seeks input and evaluates recommendations from the CEO. In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Willis Towers Watson. The Company targets industrial and manufacturing companies of similar size, complexity, employment region and performance in developing this set of comparative data. Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data.

In evaluating compensation for fiscal 2023, the Compensation Committee’s independent consultant developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to Company and peer performance. The peer group targeted industrial/manufacturing companies of similar size, complexity, employment region and performance. The peer group of companies used in evaluating compensation (“Peer Group”) for 2023 was:

Altra Industrial Motion Corp.	Barnes Group Inc.	Columbus McKinnon Corporation
Deluxe Corp.	EnPro Industries Inc.	Graco Inc.
Hillenbrand Inc.	ICF International, Inc.	John Wiley & Sons, Inc.
Kaman Corporation	Mativ Holdings, Inc.	Minerals Technologies Inc.
MSA Safety Incorporated	Moog, Inc.	Service Corp. International
Stagwell, Inc.	Standex International Corp.	TriMas Corporation
Woodward, Inc.

For calendar 2024, the Committee approved the removal of Altra Industrial Motion Corp. (acquired).

The Compensation Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized equity compensation gains, in its decisions to increase or decrease compensation in the current year. The Compensation Committee believes that this would not be in the best interest of retaining and motivating the executive.

Clawback Policy

The Board adopted a clawback policy (the “Clawback Policy”) effective as of October 1, 2023. The Clawback Policy, which is administered by the Compensation Committee, applies to current and former executive officers of the Company as defined in Rule 10D-1 (each an “Affected Officer”), promulgated under the Exchange Act. Under the Clawback Policy, if the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (collectively, a “Restatement”), the Company is obligated to recover erroneously awarded incentive-based compensation received from the Company by Affected Officers. Incentive-based compensation includes any compensation that is granted, earned or vested based in whole or in part on the attainment of a financial reporting measure. Erroneously awarded incentive-based compensation is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on an applicable Restatement.

Under the Clawback Policy, each employee of the Company and its subsidiaries are also subject to the clawback of incentive-based compensation if (a) a Restatement is required as a result of any fraud or intentional misconduct by such person, or (b) the Compensation Committee determines in its discretion that a lower amount of incentive-based compensation would have been paid to such person, but for the error giving rise to the restatement such person received erroneously awarded compensation as a result.

Pay-for-Performance Alignment

The Compensation Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company. For the Compensation Committee’s consideration in understanding the Company’s pay-for-performance alignment, the Compensation Committee’s compensation consultant examined the relationship of the Company's CEO’s realizable compensation and the Company’s performance relative to the CEO compensation and performance of the Peer Group. Performance was defined as the relative ranking of the following four performance metrics:
•Net sales growth;
•Return on invested capital;
•Growth in earnings before interest, taxes, depreciation and amortization (EBITDA); and
•Total shareholder return (stock price appreciation plus dividends).

The consultant evaluated each performance metric independently relative to the Peer Group for the three-year period 2020 through 2022, and the five-year period 2018 through 2022. The relative ranking of each performance metric was averaged to form a composite ranking. The Company’s relative composite performance ranking was aligned with the Peer Group as follows:
•2020 through 2022: 37th percentile
•2018 through 2022: 25th percentile

For the three-year period 2020 through 2022, the CEO’s three-year realizable compensation relative to the Peer Group ranked at the 54th percentile while the Company’s performance composite ranked at the 37th percentile of the Peer Group. Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of equity awards at the fiscal year-end 2022 stock price and performance shares earned or expected to be earned.

For the five-year period 2018 through 2022, the CEO’s five-year realizable compensation relative to Peer Group ranked at the 33rd percentile while the Company’s performance composite ranked at the 25th percentile of the Peer Group.

The Compensation Committee evaluated this information and concluded that the Company’s relative performance was aligned with the relative realizable value of compensation paid to the CEO on a three-year and five-year basis.

As further emphasis on the Compensation Committee’s philosophy to align long-term incentive compensation with the Company’s performance, below is a table which reflects, as of November 30, 2023, the actual realized portion of the performance-based long-term incentive compensation awards that were granted over the past five fiscal years for the Company's CEO:

Grant Date (Fiscal Year)	Performance Measure	Grant Value	Grant Date Stock Price	Vesting Thresholds			Percent of Shares Earned	Expiration (Fiscal Year)	Forfeited Share Value (1)
2019	Non-GAAP EPS	$862,248	$42.205	$4.33	$4.72	$5.42	—%	2022	$862,248
2019	ROIC	$862,248	$42.205	12%	14%	16%	114.7%	2022	—
2020	Non-GAAP EPS	$925,586	$35.290	$3.62	$3.94	$4.53	—%	2023	$925,586
2020	ROIC	$925,551	$35.290	12%	14%	16%	172.2%	2023	—
2021	Stock Price	$909,883	$26.860	20%	40%	60%	200.0%	2024	—
2021	ROIC	$909,883	$26.860	10%	12%	14%	200.0%	2024	—
2022	Non-GAAP EPS	$1,145,850	$38.195	$3.28	$3.44	$3.63	—%	2025	—
2022	ROIC	$1,145,850	$38.195	10%	12%	14%	—%	2025	—
2023	Non-GAAP EPS	$1,245,825	$27.685	$3.15	$3.43	$3.83	—%	2026	—
2023	ROIC	$1,245,825	$27.685	10%	12%	15%	—%	2026	—
	Total						61.1%
(1) The forfeited share value represents the number of shares/RSUs forfeited multiplied by the grant date stock price. The fiscal 2019 EPS RSUs were forfeited in November 2021. The fiscal 2020 EPS RSUs and fiscal 2018 stock price shares ($641,813) were forfeited in November 2022.

The unvested restricted shares/RSUs awarded in fiscal 2019 and fiscal 2020 subject to the non-GAAP EPS performance measure and the unvested restricted shares awarded in fiscal 2018 subject to the stock price performance measure expired and, accordingly, were forfeited.

Base Salaries

The Compensation Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives. The Compensation Committee employs the same principles that are applied in developing the base salaries of all employees. Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies. A base salary market median amount is determined for each position based on this competitive data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such market median.

In determining base salary adjustments for each executive, the Compensation Committee considers the individual’s performance evaluation, the level of responsibility for the position, an individual’s current base salary in relation to market median and industry competition for executive talent. As discussed earlier, the Compensation Committee’s philosophy is to target fixed base salaries at the median market levels. On this basis, base salaries were increased for calendar 2023 as shown in the following table. As a result of these adjustments, the calendar 2023 base salaries of each NEO approximated market median.

NEO	Percent Increase
Mr. Bartolacci	3.0%
Mr. Gackenbach	5.0%
Mr. Kohl	4.0%
Mr. Nicola	5.0%
Mr. Walters	5.0%

Executives are also subject to an annual individual performance evaluation. The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development. An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries. The rating levels include: Surpassed (highest rating), Achieved, and Progressed/Missed (lowest rating). The Compensation Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance. Each of the NEOs was rated at either the Surpassed or Achieved level.

Annual Incentive Compensation

The Company’s 2015 Incentive Compensation Plan (the “2015 Incentive Plan”) covers the annual incentive compensation to be paid to key managers of the Company, including the NEOs. The 2015 Incentive Plan provides an incentive arrangement based on the achievement of annual goals reflective of the Company’s business plan. The objective of the program is to promote the Company’s goal of increasing shareholder value. The Company believes that three of the key elements in the creation of shareholder value are:
•growth in adjusted EBITDA;
•improvement in adjusted EBITDA greater than the cost of the capital utilized to generate this adjusted EBITDA (referred to as “economic value added”); and
•strong operating cash flow generation.

Accordingly, the annual incentive plan for fiscal 2023 was designed to motivate management to achieve levels of adjusted EBITDA, economic value added, and adjusted operating cash flow reflective of the Company’s business plan.

Designated managers within each of the Company’s business segments participate in the incentive program for their respective business unit. For fiscal 2023, incentive compensation for these participants (except the SGK Brand Solutions segment) was calculated based on the achievement of adjusted EBITDA, economic value added, and adjusted operating cash flow targets established for their individual business unit. Economic value added for business units is defined as the unit’s adjusted EBITDA less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% multiplied by net controllable assets, which is estimated to exceed the Company's weighted average pre-tax cost of capital). Adjusted operating cash flow for business units for the purposes of incentive compensation is defined as adjusted EBITDA less capital expenditures plus/minus changes in working capital. Incentive compensation for SGK Brand Solutions participants was calculated based on the achievement of adjusted EBITDA and adjusted operating cash flow targets for this business unit.

Incentive compensation for corporate executives was calculated based on the achievement of pre-established targets for adjusted net income, economic value added, and adjusted operating cash flow performance of the Company on a consolidated basis. Corporate economic value added is defined as the Company’s adjusted net income less its after-tax cost of capital (with cost of capital based on an after-tax rate of 8%, which is estimated to approximate the Company’s weighted average after-tax cost of capital).

Adjusted EBITDA (adjusted net income for Corporate participants), economic value added, and adjusted operating cash flow targets are established at the beginning of the fiscal year by the Committee. In determining these targets for fiscal 2023, the Committee considered the long-term growth objectives of the Company; fiscal 2023 operating budgets approved by the Company’s Board of Directors; and current economic, industry and competitive market conditions.

Fiscal 2023 performance targets established for the respective business units of the NEOs were as follows:

(Amounts in thousands)	Adjusted Net Income/EBITDA	Economic Value Added	Operating Cash Flow
Corporate	$82,600	$43,400	$150,000
Memorialization (excl. Environmental Solutions)	140,696	65,708	110,944
SGK Brand Solutions (excl. Saueressig packaging)	64,746	n/a	59,356

Corporate amounts (Mr. Bartolacci, Mr. Nicola and Mr. Walters are participants) were based on consolidated adjusted net income, economic value added, and adjusted operating cash flow of the Company. The adjusted net income target for fiscal 2023 was based on a consolidated adjusted EBITDA target of $218.5 million, which represented an increase of $8.1 million over the fiscal 2022 actual adjusted EBITDA of $210.4 million. Memorialization amounts (Mr. Gackenbach) were based on the adjusted EBITDA, economic value added and adjusted operating cash flow of this segment excluding the Environmental Solutions business. SGK Brand Solutions amounts (Mr. Kohl) were based on the adjusted EBITDA and adjusted operating cash flow of this segment excluding the Saueressig packaging business.

The attainment of target performance levels results in an earned incentive equivalent to the participant’s target incentive amount (discussed below). No incentive amounts are earned for operating results that do not achieve the defined minimum performance levels. Incentive amounts cannot exceed the defined maximum percentage of the participant’s target incentive amount. Earned incentive percentages are interpolated within the ranges.

For the NEOs for fiscal 2023 (except for Mr. Kohl), 40% of the participant’s target annual incentive compensation opportunity was based on the achievement of adjusted EBITDA targets (adjusted net income for Corporate participants), 40% was based on the achievement of economic value added targets, and the remaining 20% was based on the achievement of adjusted operating cash flow targets. For Mr. Kohl for fiscal 2023, 80% of his target annual incentive compensation opportunity was based on the achievement of adjusted EBITDA targets and the remaining 20% was based on the achievement of adjusted operating cash flow targets. To better align business unit performance with the Company’s consolidated objectives, 25% of the annual incentive compensation opportunities for Mr. Gackenbach and Mr. Kohl were based on the achievement of the Company’s consolidated results.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by Pay Governance, LLC. Target, minimum and maximum incentive award opportunities for the CEO and other NEOs are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary	Minimum Incentive Award as a Percent of Base Salary	Maximum Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%	50%	200%
Mr. Gackenbach	60%	30%	120%
Mr. Kohl	55%	27.5%	110%
Mr. Nicola	70%	35%	140%
Mr. Walters	60%	30%	120%

Actual results for fiscal 2023 compared to target levels were as follows. Adjusted EBITDA and adjusted net income amounts reflected the following adjustments as pre-approved by the Committee: acquisition-related costs, restructuring costs, ERP implementation costs, intangible amortization expense, and certain other non-GAAP adjustments as presented in the Company’s quarterly and annual earnings reports.

Corporate

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted net income	$90,077	$82,600	145%	40%	58%
Economic value added	49,253	43,400	127%	40%	51%
Operating cash flow	124,551	150,000	15%	20%	3%
Total					112%

Memorialization (excluding Environmental Solutions)

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA	$161,585	$140,696	174%	40%	70%
Economic value added	86,130	65,708	162%	40%	65%
Operating cash flow	128,334	110,944	178%	20%	35%
Total					170%

SGK Brand Solutions (excluding Saueressig)

	Actual	Target	Relative Incentive %	Allocation	Incentive Earned
Adjusted EBITDA	$56,929	$64,746	40%	80%	32%
Operating cash flow	70,083	59,356	190%	20%	38%
Total					70%

Based on actual results, the calculations of the earned incentive amounts were as follows:

Named Executive Officer	Base Salary	Target Incentive	Target Incentive Amount	Earned Incentive	Earned Incentive Amount
J.C. Bartolacci	$1,045,730	100%	$1,045,730	112%	$1,170,486
Mr. Gackenbach	509,620	60%	305,772	170%	475,950
Mr. Kohl	493,700	55%	271,535	70%	218,090
Mr. Nicola	640,660	70%	448,462	112%	501,964
Mr. Walters	450,200	60%	270,120	112%	302,345
Note: 25% of the target incentive amounts for Mr. Gackenbach and Mr. Kohl were based on the achievement of the Corporate results.

Incentive amounts are subject to reduction at the discretion of the Compensation Committee based on the performance of the NEO relative to pre-established, quantifiable personal goals. Each incentive compensation plan participant develops personal goals, which are subject to review and approval by the business unit President or CEO, as appropriate. The personal goals of the CEO are reviewed and approved by the Compensation Committee. The Compensation Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals. No such adjustments were made in fiscal 2023.

Long-Term Incentive Compensation

Long-term incentive compensation for fiscal 2023 was provided to key managers and executives under the Equity Plan. The Equity Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders. The plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s common stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company. The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the Equity Plan, equity grants can be made in the form of:
•Stock options;
•Restricted share awards;
•Restricted share units (including performance-based share units);
•Stock appreciation rights; and
•Other stock-based awards.

Beginning in November 2018 (fiscal 2019), the awards were issued in the form of restricted share units with time and performance vesting provisions.

The Compensation Committee believes that the use of stock-based compensation provides a strong link in aligning the interests of management with the Company’s shareholders by incentivizing shareholder value creation. In keeping with the Compensation Committee’s philosophy of providing performance-based incentives, the restricted share units awarded in November 2022 generally contained performance-vesting provisions for 60% of the units granted. Further, in order to enhance the Company’s retention objectives, the remaining 40% of the units granted contain a time-vesting feature in which such units vest three years from the grant date subject to continued employment of the executive by the Company.

For the November 2022 grant, the Company established the following two criteria for the performance-vesting units, to be measured three years following the grant of the award:
•One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of adjusted earnings per share targets of $3.43, $3.15, and $3.83, respectively, to earn 100%, 50% and 200% of the award; and
•One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of return on invested capital of 12%, 10%, and 14%, respectively, to earn 100%, 50% and 200% of the award. For this measurement, return on invested capital is determined based on consolidated adjusted EBITDA divided by average invested capital (net debt plus shareholders' equity) of the Company. The Committee established the minimum threshold ROIC goal of 10% to exceed the Company’s estimated cost of capital.

For the November 2023 grant, the Company established the following two criteria for the performance-vesting units, to be measured three years following the grant of the award:
•One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of growth in the Company’s stock price of 30%, 15%, and 50%, respectively, to earn 100%, 50% and 200% of the award; and
•One-half (50%) of the performance-vesting units (i.e., 30% of the overall award) are based upon the attainment of return on invested capital of 14%, 12%, and 16%, respectively, to earn 100%, 50% and 200% of the award. For the November 2023 grant, the Committee raised the minimum threshold ROIC goal to 12% to reflect an increase in the Company’s estimated cost of capital due to the recent higher interest rate levels.

Every year, the Compensation Committee determines individual grant levels through consultation with the independent compensation advisor. The Compensation Committee is provided grant guidelines by Pay Governance, LLC, which provide recommended grant award ranges based on current market thresholds.

For the November 2022 awards, the target level of grants represented the market median (50th percentile). The relative recommended grant ranges have been developed such that the minimum of the range is set at 20% below the market median and the maximum of the range is set at 20% above the market median.

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant. Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Compensation Committee), except for new hires and promotions. The Company does not time the release of material non-public information around the granting of equity compensation awards.

The minimum vesting period, in general, for all restricted share units (time and performance-based) is three years. Restricted share units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination (see “Employment and Severance Agreements” below).

The minimum holding periods for vested restricted share awards are governed by the Company’s stock ownership guidelines, which provides that at least 50% of the after-tax shares realized upon vesting of restricted stock must be retained until the ownership guideline is met.

Dividends are not paid on unvested restricted shares. Dividends associated with unvested restricted shares only become payable if and upon the vesting of the restricted shares. Accordingly, dividends will not be paid if the restricted shares do not become vested and are instead forfeited.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the CEO and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.

Effective as of October 1, 2023, the Board adopted the Clawback Policy. See "Clawback Policy" on page 32.

Additionally, the Company's equity- and cash-based compensation plans permit it to clawback compensation paid by the Company to participants, including executive officers and directors, if they engage in specified activities. For example, our 2015 Incentive Plan has a recoupment provision under which the Compensation Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, in the event of restatement of prior financial statements. No such adjustments have been necessary under these provisions. The 2015 Incentive Plan and the Equity Plan also provide the Compensation Committee with the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, or (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team. The Compensation Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	6 times base salary
Chief Financial Officer	5 times base salary
Group Presidents	4 times base salary
Other Officers and Executive Management of the Registrant	3 times base salary
Vice Presidents	2 times base salary
Director level and other managers eligible for equity compensation and other incentive compensation plan participants	Annual base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Company's Employee Stock Purchase Plan) and time-vesting restricted share units, but does not include outstanding stock options or unvested performance-based restricted share units. Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position. The ownership guidelines mandate that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock or restricted share units must be retained until the ownership guidelines requirement is met. Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

As of November 30, 2023, all NEOs exceeded the Company’s stock ownership guidelines.

Anti-Hedging Policy

The Company prohibits its directors, executive officers and employees from hedging its ownership of the Company’s stock, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds related to Company stock or debt. Directors, executive officers, and employees are prohibited from purchasing the Company’s stock on margin, borrowing against the Company’s stock held in a margin account, or pledging the Company’s stock as collateral for a loan.

Retirement Benefits

Retirement benefits were previously generally provided to executives under the Company’s DB Plan and in some cases, the SERP or Officers Retirement Restoration Plan (“ORRP”). In fiscal 2021, the Company terminated the DB Plan, SERP, and ORRP. Of the NEOs, Mr. Bartolacci and Mr. Nicola participated in the Company's DB Plan and SERP. Mr. Gackenbach, and Mr. Walters were participants in the Company's DB Plan and ORRP.

Beginning October 1, 2021, in addition to participation in the Company’s 401(k) plan, all executives are eligible to participate in the Management Deferred Compensation Plan ("MDCP”). The MDCP provides participants an opportunity to defer compensation. The MDCP is an unfunded plan and participant account balances are unsecured obligations of the Company. Under the MDCP, participants may defer up to 75% of their base salary and 100% of their commissions and bonuses. The MDCP also provides for the Company to make discretionary contributions to the participants.

Other Compensation

The Company generally provides all domestic employees with the following:
•401(k) plan;
•Employee stock purchase plan;
•Health and dental coverage;
•Company-paid term life insurance;
•Disability insurance;
•Educational assistance; and
•Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices. Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university. Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy. These benefits include financial advisory services, supplemental life and disability insurance coverage, costs associated with personal use of a vehicle and, in certain circumstances, club dues. Effective October 1, 2022, the Committee eliminated personal use of a vehicle and club dues benefits for executives.

Employment and Severance Agreements

None of the NEOs have employment or severance agreements.

The Company’s executive management, including the NEOs, are parties to change-in-control agreements with the Company. These agreements provide certain benefits upon a change in control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (“double-trigger”). Upon such double-trigger, the executive (including the CEO) is generally entitled to two times his or her base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan. See "Potential Payments upon Termination or Change in Control - Restricted Stock".

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) disallows federal income tax deductions for compensation paid to the Chief Executive Officer, Chief Financial Officer, any of the other three most highly compensated executives and certain former NEOs in excess of $1 million in any taxable year, subject to certain exceptions. Section 162(m) was amended on December 22, 2017 by the “Tax Cuts and Jobs Act”. Under the Tax Cuts and Jobs Act, the exception under Section 162(m) for performance-based compensation is no longer available. The amendment to Section 162(m) applies to remuneration paid by the Company in taxable years beginning after December 31, 2017, except for remuneration which is provided pursuant to a written binding contract that was in effect on November 2, 2017 and which was not modified in any material respect on or after such date.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2023, 2022 and 2021 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers as of September 30, 2023.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Non-qualified Deferred Plan Compensation (4)	All Other Compensation (5)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2023	$1,037,838	$—	$4,152,750	$1,170,486	$76,768	$36,122	$6,473,964
	2022	1,006,975	—	3,819,500	1,161,820	—	62,076	6,050,371
	2021	943,592	—	3,639,530	1,815,715	284,123	49,344	6,732,304
Steven D. Gackenbach Group President, Memorialization	2023	503,428	—	636,755	475,950	25,555	37,780	1,679,468
	2022	469,615	—	1,111,475	382,989	—	39,254	2,003,333
	2021	437,712	—	577,490	478,803	49,290	31,231	1,574,526
Gary R. Kohl President, SGK Brand Solutions	2023	487,385	—	512,173	218,090	16,049	29,765	1,263,462
	2022	455,365	—	1,119,114	120,393	—	22,370	1,717,242
	2021	443,212	—	797,742	294,845	—	22,628	1,558,427
Steven F. Nicola Chief Financial Officer and Secretary	2023	632,852	—	1,052,030	501,964	30,571	54,020	2,271,437
	2022	597,212	—	1,680,580	482,358	—	42,800	2,802,950
	2021	559,539	—	1,017,994	753,677	179,650	34,652	2,545,512
Brian D. Walters Executive Vice President and General Counsel	2023	444,681	—	553,700	302,345	17,248	26,261	1,344,235
	2022	426,173	—	1,073,280	270,431	—	30,671	1,800,555
	2021	399,346	—	577,490	422,703	—	19,323	1,418,862

(1)    For the fiscal years ended September 30, 2023, 2022 and 2021.
(2)    Amounts in this column reflect the grant date fair value of awards of restricted shares/units of Common Stock granted during fiscal 2023, 2022 and 2021 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted share units during fiscal 2023, see the Grants of Plan-Based Awards table below. Performance-based shares that were forfeited in fiscal 2023 were as follows: 11,250 for Mr. Bartolacci, 1,700 for Mr. Gackenbach, 600 for Mr. Kohl, 3,100 for Mr. Nicola and 1,600 for Mr. Walters. Performance-based shares that were forfeited in fiscal 2022 were as follows: 11,833 for Mr. Bartolacci, 1,850 for Mr. Gackenbach, 505 for Mr. Kohl, 3,100 for Mr. Nicola and 1,500 for Mr. Walters. Performance-based shares that were forfeited in fiscal 2021 were as follows: 11,250 for Mr. Bartolacci, 1,700 for Mr. Gackenbach, 600 for Mr. Kohl, 3,100 for Mr. Nicola and 1,600 for Mr. Walters. The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 17, 2023.
(3)    The amounts shown in this column reflect amounts earned under the 2015 Incentive Plan in fiscal 2023, 2022 and 2021. For a full explanation of the operation of the Incentive Compensation Plan, refer to the narrative disclosure above and the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 35 of this Proxy Statement.
(4)    The amount shown in this column for the year ended September 30, 2023 for each of the named executive officers are discretionary contributions, if any, to a non-qualified deferred compensation plan. The amount shown in this column for the year ended September 30, 2021 for each of the named executive officers is the increase, if any, in the actuarial present value of the accumulated benefits under all defined benefit plans. For additional information regarding retirement benefits, see the “Retirement Benefits” section below.
(5)    Amounts for fiscal 2023 represent one or more of the following: premiums for officer’s life insurance, incremental premiums for long-term disability insurance, matching contributions to the Company’s 401(k) Plan, financial services and educational assistance. The fiscal 2023 amounts for Mr. Bartolacci include matching contributions to the Company’s 401(k) Plan of $15,130. The fiscal 2023 amounts for Mr. Gackenbach include matching contributions to the Company’s 401(k) Plan of $11,608 and financial services of $11,429. The fiscal 2023 amounts for Mr. Kohl include matching contributions to the Company’s 401(k) Plan of $8,976 and financial services of $13,658. The fiscal 2023 amounts for Mr. Nicola include matching contributions to the Company’s 401(k) Plan of $22,578 and financial services of $14,495. The fiscal 2023 amounts for Mr. Walters include matching contributions to the Company’s 401(k) Plan of $13,888.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2023.
Grants of Plan-Based Awards Table

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)
J.C. Bartolacci	11/14/22					45,000			$1,245,825	(5)
	11/14/22					45,000			1,245,825	(5)
	11/14/22							60,000	1,661,100	(6)
	11/14/22	$522,865	$1,045,730	$2,091,460
S.D. Gackenbach	11/14/22					6,900			191,027	(5)
	11/14/22					6,900			191,027	(5)
	11/14/22							9,200	254,702	(6)
	11/14/22	152,886	305,772	611,544
G.R. Kohl	11/14/22					5,550			153,652	(5)
	11/14/22					5,550			153,652	(5)
	11/14/22							7,400	204,869	(6)
	11/14/22	135,768	271,535	543,070
S.F. Nicola	11/14/22					11,400			315,609	(5)
	11/14/22					11,400			315,609	(5)
	11/14/22							15,200	420,812	(6)
	11/14/22	224,231	448,462	896,924
B.D. Walters	11/14/22					6,000			166,110	(5)
	11/14/22					6,000			166,110	(5)
	11/14/22							8,000	221,480	(6)
	11/14/22	135,060	270,120	540,240
(1)All grants were effective as of the date on which the Compensation Committee of the Board of Directors met to approve them.
(2)Amounts represent target payouts under the Company’s 2015 Incentive Plan. The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage. The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 60% for Mr. Gackenbach and Mr. Walters and 55% for Mr. Kohl. For a full explanation refer to the Annual Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 35 of this Proxy Statement.
(3)    Amounts represent the number of restricted share units granted pursuant to the Equity Plan that vest upon certain performance criteria. Performance-based restricted share units granted in November 2022 were awarded such that, in general, 30% of the grant vests at target based upon the Company achieving certain metrics based on Return on Invested Capital ("ROIC"); and 30% of the grant vests at target based upon the Company achieving certain metrics based on adjusted earnings per share. Vesting of all units are generally subject to continuing employment through November 14, 2025. Upon vesting, performance based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. Performance related units that do not achieve the ROIC or adjusted earnings per share thresholds by the end of the performance period will be forfeited. Performance related units may also be forfeited within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement.
(4)    Amounts represent the number of shares of restricted share units granted pursuant to the Equity Plan that fully vest on the third anniversary of the grant date. Upon vesting, time-based units will be converted to an equal number of shares of Common Stock. Restricted share units may also vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination. The restricted share units are forfeited upon employment termination, except in the case of voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the Equity Plan, refer to the Long-Term Incentive Compensation section of the Compensation Discussion and Analysis beginning on page 38 of this Proxy Statement.
(5)    Values are calculated based on the grant date fair value of Common Stock and the expected probability that the shares will ultimately vest at target (see footnote 3 above).
(6)    Values are calculated based on the grant date fair value of Common Stock. The vesting period for retirement-eligible employees is accelerated.

The following table sets forth information concerning the fiscal 2023 year-end value of unearned restricted shares/share units for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Stock Awards
	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
J.C. Bartolacci	67,750	(1)	$2,636,153	67,750	(5)	$2,636,153
	40,000	(2)	1,556,400	60,000	(6)	2,334,600
	60,000	(3)	2,334,600	90,000	(7)	3,501,900
S.D. Gackenbach	10,750	(1)	418,283	10,750	(5)	418,283
	18,900	(2)	735,399	10,200	(6)	396,882
	9,200	(3)	357,972	13,800	(7)	536,958
G.R. Kohl	14,850	(1)	577,814	14,850	(5)	577,814
	19,100	(2)	743,181	10,200	(6)	396,882
	7,400	(3)	287,934	11,100	(7)	431,901
S.F. Nicola	18,950	(1)	737,345	18,950	(5)	737,345
	26,900	(2)	1,046,679	17,100	(6)	665,361
	15,200	(3)	591,432	22,800	(7)	887,148
B.D. Walters	10,750	(1)	418,283	10,750	(5)	418,283
	17,900	(2)	696,489	10,200	(6)	396,882
	8,000	(3)	311,280	12,000	(7)	466,920
(1)Represents restricted share units that were fully vested on November 16, 2023 and converted to an equal number of shares of Common Stock.
(2)Represents restricted share units that will be earned and fully vested on November 17, 2024. Upon vesting, these restricted share units will be converted to an equal number of shares of Common Stock.
(3)Represents restricted share units that will be earned and fully vested on November 14, 2025. Upon vesting, these restricted share units will be converted to an equal number of shares of Common Stock.
(4)Represents the value of all unvested restricted shares/share units as of September 30, 2023. The value is computed by multiplying all unvested restricted shares/share units by $38.91, the closing price of Common Stock on September 29, 2023. The value calculated for restricted share units is based on vesting at target for performance related shares (see footnotes 6 and 7 below).
(5)Represents restricted share units that will be earned and vested as follows: one-half upon achieving certain metrics based on stock price appreciation and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets. On November 16, 2023, the stock price appreciation and ROIC portions vested and converted into shares of Common Stock at a rate of 200%.
(6)Represents restricted share units that will be earned and vested as follows: one-half upon achieving certain metrics based on adjusted earnings per share and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets.
(7)Represents restricted share units that will be earned and vested as follows: one-half upon achieving certain metrics based on adjusted earnings per share and one-half upon achieving certain metrics based on ROIC. Upon vesting, these performance based units will be converted to Common Stock using a factor ranging from 50% to 200% based upon the level of achievement of the performance thresholds related to the above targets.

The following table provides information on the vesting of restricted shares for each of the named executive officers during fiscal 2023.

Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
J.C. Bartolacci	73,394	$2,022,895
S.D. Gackenbach	11,823	325,867
G.R. Kohl	14,551	401,057
S.F. Nicola	22,373	616,647
B.D. Walters	11,823	325,867
Retirement Benefits

Retirement benefits were provided under the SERP or ORRP for certain executives. The SERP, which provided for supplemental pension benefits to certain executive officers of the Company designated by the Board of Directors, was terminated on August 2, 2021, and plan participants subsequently received lump sum payments in October 2022 to fully settle the SERP obligations. The ORRP was created in 2009 to provide limited benefits to certain executives by restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans. The defined benefit portion of the ORRP was frozen as of April 30, 2021, and plan participants subsequently received lump sum payments in October 2022 to fully settle the ORRP obligations. Of the NEOs, Mr. Bartolacci and Mr. Nicola participated in the SERP. Mr. Gackenbach and Mr. Walters were participants in the ORRP.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company. Participants may make pre-tax contributions to their account of 1% up to 75% of their annual compensation. The Company will make matching contributions to each participant at a rate of 100% for the first 3% deferred and 50% for the next 2% deferred up to 4% of their annual compensation. Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Beginning October 1, 2021, in addition to participation in the Company’s 401(k) Plan, all executives are eligible to participate in the MDCP, which is a non-qualified deferred compensation plan. The MDCP provides participants an opportunity to defer compensation. The MDCP is an unfunded plan and participant account balances are unsecured obligations of the Company. Under the MDCP, participants may defer up to 75% of their annual base salary and 100% of their commissions and bonuses. The MDCP also provides for the Company to make discretionary contributions to the participants. All of the NEOs participate in the MDCP.

The table below sets forth the discretionary contributions, if any, to a non-qualified deferred compensation plan for the year ended September 30, 2023 for each of the participating named executive officers.

Name	Discretionary Contributions ($)
J.C. Bartolacci	$76,768
S.D. Gackenbach	25,555
G.R. Kohl	16,049
S.F. Nicola	30,571
B.D. Walters	17,248

CEO Pay Ratio

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the chief executive officer) and to compare that amount with the total compensation of their chief executive officer. Total compensation amounts are required to be calculated using the SEC’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the proxy statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the company.

To identify our median employee, we reviewed the annual base salary of all our employees other than the CEO as of September 30, 2023. As permitted by SEC rules, we excluded from our review employees based in Brazil, China, Costa Rica, Indonesia, Ireland, Republic of Korea, Philippines, Russian Federation, and Thailand because those individuals, in the aggregate, make up less than 5% of our total employee base, representing approximately 536 employees. Contingent workers who provide services to Matthews International but whose compensation is determined by an unaffiliated third party were also excluded from our determination of the median employee. We used an annual base salary as our consistently applied compensation measure as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides a reasonable depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee.

Our median employee’s 2023 compensation was $56,846. Our Chief Executive Officer’s total 2023 compensation was $6,473,964 as reported in the Summary Compensation Table on page 41. Accordingly, our 2023 CEO to Median Employee Pay Ratio was 114:1.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the NEOs at, following, or in connection with a variety of circumstances, assuming that each had taken place on September 30, 2023: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; or (7) a change in control of the Company takes place.

The Company’s executive management, including the NEOs, are subject to change-in-control agreements. These agreements provide certain benefits upon a change-in-control of the Company provided that, upon a change-in-control, the executive’s employment is terminated involuntarily or for good reason (“double-trigger”). Upon such double-trigger, the executive (including the CEO) is generally entitled to two times his or her annual base salary and target bonus, and accelerated vesting of awards under the long-term incentive plan. The change-in-control agreements also provide that any payments or benefits are subject to customary confidentiality, non-solicitation and non-competition provisions and delivery to the Company of a general release of claims.

Restricted Stock. Under the terms of the existing restricted stock and restricted share unit awards, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares/share units are forfeited at the time of termination. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to vest for a period of two years following termination and unvested performance-based restricted share units continue to vest over the term of the award, notwithstanding such death, termination due to permanent disability, retirement, or voluntary termination with the Company's consent. In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares/share units become immediately vested. In the event of a change in control of the Company, all unvested time-based restricted shares/share units immediately vest in full. In addition, in the event of a change in control of the Company, all unvested performance-based restricted shares/share units immediately vest to the greater of (i) the amount that would have vested at target-level performance and (ii) the amount that would have vested assuming that applicable performance levels were extrapolated to the end of the applicable performance period. Notwithstanding the foregoing, time-based and performance-based restricted shares/share units held by the Company's executive management that are subject to change in control agreements will accelerate upon satisfaction of the double-trigger conditions.
The following table provides information on the potential incremental value of executive benefits occurring at, following, or in connection with each of the events described below, assuming such event would have occurred as of September 30, 2023.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent(1) (2)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (1) (2)	Retirement (1) (2)	Change in Control (3)
J.C. Bartolacci	Performance-based Restricted Shares/Share Units	$—	$—	$—	$—	$—	$—	$—
	Time-based Restricted Shares/Share Units	—	6,527,153	—	—	6,527,153	6,527,153	—
	Total	—	6,527,153	—	—	6,527,153	6,527,153	—
S.D. Gackenbach	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	1,511,654	—	—	1,511,654	1,511,654	—
	Total	—	1,511,654	—	—	1,511,654	1,511,654	—
G.R. Kohl	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	1,608,929	—	—	—	—	—
	Total	—	1,608,929	—	—	—	—	—
S.F. Nicola	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	2,375,456	—	—	2,375,456	2,375,456	—
	Total	—	2,375,456	—	—	2,375,456	2,375,456	—
B.D. Walters	Performance-based Restricted Shares/Share Units	—	—	—	—	—	—	—
	Time-based Restricted Shares/Share Units	—	1,426,052	—	—	1,426,052	1,426,052	—
	Total	—	1,426,052	—	—	1,426,052	1,426,052	—
(1)The vesting of performance-based restricted share units is determined based on achievement of certain performance conditions described in the underlying award agreements. Such agreements provide that vesting will not occur unless and until the applicable performance conditions are satisfied. As such, there is no value attributed to performance-based restricted share units under this column. For a quantification of the performance-based restricted share units that vest at target level performance based on the closing price of the Company's common stock on September 30, 2023, and for a description of the performance conditions thereof, see the "Outstanding Equity Awards at Fiscal Year End Table" above.
(2)The time-based restricted share unit value represents the value of unvested restricted share units as of September 30, 2023 that would vest upon termination as of September 30, 2023 (the “assumed time vested shares”). The value of the restricted share units is computed by multiplying the number of assumed time vested share units by $38.91, the closing price of Common Stock on the last trading day of fiscal 2023.

(3)Time and performance restricted share units may vest under certain change-in-control circumstances, subject to double-trigger change-in-control provisions which require a change in control and involuntary or good reason employment termination. See “Potential Payments upon Termination or Change in Control - Restricted Stock” above. For a quantification of the time-based restricted share units and for the performance-based restricted share units that vest at target level performance based on the closing price of the Company's common stock on September 30, 2023, and for a description of the performance conditions thereof, see the "Outstanding Equity Awards at Fiscal Year End Table" above.

Pay Versus Performance ("PVP")

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)(2)	Total Shareholder Return	Peer Group Total Shareholder Returns(3)	Net Income (Loss) ($ millions)	Adjusted EPS(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$6,473,964	$12,912,659	$1,639,651	$3,093,694	$188.13	$138.24	$37.8	$2.88
2022	6,050,371	2,137,083	2,487,573	1,569,045	105.71	113.15	(99.8)	2.88
2021	6,732,304	10,230,853	1,892,820	2,697,931	159.12	137.26	2.9	3.28
(1) Mr. Bartolacci served as our principal executive officer ("PEO") for the full fiscal year in each of 2023, 2022, and 2021. Our non-PEO named executive officers (NEOs) included: (a) for fiscal year 2023, Messrs. Gackenbach, Kohl, Nicola, and Walters; (b) for fiscal year 2022, Messrs. Babe, Gackenbach, Nicola, and Walters; and (c) for fiscal year 2021, Messrs. Dunn, Gackenbach, Kohl, and Nicola.
(2) The following amounts were deducted from / added to the Summary Compensation Table ("SCT") total compensation in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid ("CAP") to our principal executive officer ("PEO") and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.

PEO SCT Total to CAP Reconciliation

Fiscal Year	2023	2022	2021
SCT Total	$6,473,964	$6,050,371	$6,732,304
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(76,768)	—	(284,123)
+ Service Cost of Pension in Fiscal Year	—	—	36,141
+ Prior Service Cost of Pension in Fiscal Year	—	—	(577,796)
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(4,152,750)	(3,819,500)	(3,639,530)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	5,836,500	2,577,150	5,875,619
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	4,108,538	(3,263,603)	1,703,786
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	370,057	282,746	107,662
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	353,118	309,919	276,790
Compensation Actually Paid	$12,912,659	$2,137,083	$10,230,853

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2023	2022	2021
Average SCT Total	$1,639,651	$2,487,573	$1,892,820
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	(22,356)	—	(76,313)
+ Service Cost of Pension in Fiscal Year	—	—	76,083
+ Prior Service Cost of Pension in Fiscal Year	—	—	(125,590)
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(688,665)	(1,610,875)	(797,742)
± Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	967,886	1,179,746	1,287,866
± Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	1,041,784	(625,793)	365,060
± Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	76,351	52,003	17,226
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
+ Dividends or Other Earnings Paid on Stock Awards in the Fiscal Year Prior to the Vesting Date that are not otherwise included in the Total Compensation for the Fiscal Year	79,043	86,391	58,521
Compensation Actually Paid	$3,093,694	$1,569,045	$2,697,931
(3) The Peer Group for which Total Shareholder Return is provided in column (g) is our compensation benchmarking peer group, comprised of the following companies:

Company	FY2023	FY2022	FY2021
Altra Industrial Motion Corp.	Y
Barnes Group Inc.	Y	Y	Y
Columbus McKinnon Corporation	Y
Deluxe Corporation	Y	Y	Y
EnPro Industries, Inc.	Y	Y	Y
Graco Inc.	Y	Y	Y
Hillenbrand, Inc.	Y	Y	Y
ICF International, Inc.	Y	Y	Y
InnerWorkings, Inc.			Y
John Wiley & Sons, Inc.	Y	Y	Y
Kaman Corporation	Y	Y	Y
Mativ Holdings, Inc.	Y	Y	Y
MDC Partners Inc.			Y
Meredith Corporation			Y
Minerals Technologies Inc.	Y	Y	Y
Moog Inc.	Y	Y	Y
MSA Safety Incorporated	Y	Y	Y
Service Corporation International	Y	Y	Y
Stagwell Inc.	Y	Y
Standex International Corporation	Y	Y	Y
Teledyne Technologies Incorporated		Y	Y
TriMas Corporation	Y	Y	Y
Viad Corp			Y
Woodward, Inc.	Y	Y	Y
(4) Adjusted earnings per share ("Adjusted EPS") is a Non-GAAP financial measure. Adjusted EPS provides the Company with an understanding of the results from the primary operations of the business by excluding the effects of certain acquisition, divestiture, and system-integration costs, and items that do not reflect the ordinary earnings of its operations. Fiscal year 2023 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, highly inflationary accounting impacts (primarily non-cash), defined benefit plan termination related items, non-service pension and postretirement expense, and intangible amortization expense. Fiscal year 2022 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, highly inflationary accounting impacts (primarily non-cash), defined benefit plan termination related items, asset write-downs, net, goodwill write-downs, non-service pension and postretirement expense, and intangible amortization expense. Fiscal year 2021 Adjusted EPS reflects GAAP EPS adjusted for acquisition and divestiture items, strategic initiatives and other charges, non-service pension and postretirement expense, intangible amortization expense, and tax-related items. Adjusted EPS provides management with insight into the earning value for shareholders excluding certain costs, not related to the Company’s primary operations. Likewise, this measure may be useful to an investor in evaluating the underlying operating performance of the Company’s business overall, as well as performance trends, on a consistent basis.

Charts of CAP Versus Performance Metrics

The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during fiscal years 2021-2023.

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EPS during fiscal years 2021-2023.

Tabular List of Most Important Performance Measures

The six items listed below represent the most important performance metrics we used to determine CAP for fiscal year 2023 as further described in our Compensation Discussion and Analysis ("CD&A").

Most Important Performance Measures
•Adjusted Net Income
•Adjusted EBITDA
•Economic Value Added
•Adjusted Operating Cash Flow
•Adjusted EPS
•Return on Invested Capital

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Matthews International Corporation (the “Company”) is composed of four directors who the Board has determined to be independent under the SEC regulations related to audit committee independence, the Nasdaq listing requirements and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company’s independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits. The Audit Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company's financial reporting.

Based on the Audit Committee’s discussions referred to above and the Audit Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2023, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 for filing with the SEC.

Audit Committee:

L.D. Etzkorn, Chairperson
M.K. O’Brien
A.W. Richards
J.R. Whitaker

December 5, 2023

Relationship with Independent Registered Public Accounting Firm

Ernst & Young LLP (“EY”) has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since December 28, 2015. In addition to performing the audit of the Company’s consolidated financial statements, EY provided services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2023 and 2022, respectively. The aggregate fees (including out-of-pocket expenses) billed for fiscal 2023 and 2022 for each of the following categories of services are set forth below.

	2023	2022
Audit fees (includes audits and reviews of the Company’s fiscal 2023 and 2022 financial statements)	$1,941,100	$1,867,398
Audit-related fees (primarily regulatory compliance work)	27,360	107,000
Tax fees (primarily tax compliance and advisory work)	381,000	251,000
All other fees	-	-
Fiscal 2023 and 2022 tax fees include tax compliance and planning fees. All services provided by EY for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements. Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairperson of the Audit Committee and obtains the Chairperson’s approval prior to proceeding with the engagement. Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes total estimated fees for each individual project. The Audit Committee also considered whether the provision of non-audit services by EY is compatible with maintaining the independence of EY.

EY’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended September 30, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principle. The report of EY on internal control over financial reporting as of September 30, 2022 did not contain an adverse opinion, nor was it qualified or modified, except that it excluded Olbrich GmbH and R+S Automotive GmbH from the assessment as of September 30, 2022, because they were acquired by the Company in a purchase business combination in August 2022 and were excluded from management’s report on internal control over financial reporting.

During the fiscal years ended September 30, 2023 and 2022, the Company had not consulted with EY regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years ended September 30, 2023 and 2022, there were no disagreements between Matthews and EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements for such years.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Transactions with related persons are subject to review and approval by the Governance and Sustainability Committee of the Board of Directors. Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”) and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved. Each of the following transactions were reviewed and evaluated by the Governance and Sustainability Committee pursuant to the Company’s Code of Conduct and to the Company’s knowledge, there were no other transactions with related persons required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Brandon Babe, an employee of the Company, is the son of Greg S. Babe, one of our Executive Officers and a member of our Board of Directors. Compensation paid to Brandon Babe on an annual basis, consisting of salary, bonus and equity awards, exceeds the $120,000 related person transaction threshold and as a result was reviewed by the Audit and Governance and Sustainability Committees. His total compensation is consistent with other Company employees in similar positions.

The Company made additional investments of $201,000 during fiscal 2023 in Liquid X Printed Metals Inc. (“LiquidX”), a private company, in which Matthews participates as a strategic investor. Greg S. Babe, one of our Executive Officers and member of our Board of Directors, serves as President and CEO of LiquidX. Mr. Babe received no direct benefit in connection with these transactions.

DELINQUENT SECTION 16(a) REPORTS

The Company’s directors and executive officers are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of Common Stock with the SEC. Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and filed with the SEC, and representations from reporting persons that no Forms 5 were required; we believe that all of our directors and executive officers complied during fiscal 2023 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of Aleta W. Richards, director of Matthews International Corporation, who filed a Form 3 on February 28, 2023 reporting her appointment as a director and a Form 4 on August 15, 2023 reporting her purchase of shares of Common Stock, and Lee Lane, Group President, Matthews Industrial Automation and Matthews Environmental Solutions, who filed a Form 4 on July 10, 2023 reporting the vesting of restricted stock units and the forfeiture of shares of restricted stock to cover tax withholding on the vesting of such restricted stock units. Such Section 16(a) Reports were delinquent due to administrative oversight.

SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our Common Stock will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting the Company at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200.

Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations Department at Matthews International Corporation, Two NorthShore Center, Pittsburgh, Pennsylvania 15212-5851, Attention: Investor Relations, telephone (412) 442-8200. The annual report and proxy materials are also available on the Company’s website at www.matw.com/investors/sec-filings.

Shareholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2025 Annual Meeting of the Shareholders. To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 18, 2024 (120 days prior to the anniversary date of the Company’s 2024 Proxy Statement).

Section 2.09 of the Amended and Restated By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company no later than and no earlier than the notice deadline determined under such Section 2.09. This period will generally be 75 to 120 days prior to the anniversary of the Company's Annual Meeting for the previous year, or October 18, 2024 to December 2, 2024 for the Company's Annual Meeting in 2025. Any shareholder proposal received by the Secretary of the Company before October 17, 2024 and after December 1, 2024 will be considered untimely under Rule 14a-8(e)(2) promulgated by the SEC under the Exchange Act.

Shareholder nominations for directors to be elected at the 2025 Annual Meeting must be submitted to the Company in writing at least 75 days prior to the anniversary of the Company’s Annual Meeting for the previous year, or December 2, 2024, to our Secretary at Two NorthShore Center, Pittsburgh, PA 15212-5851, Attention: Steven F. Nicola, Chief Financial Officer and Secretary. Such nominations must be in writing in accordance with Section 6.1 of the Company’s Restated Articles of Incorporation and Section 2.09 of the Company’s Amended and Restated By-laws, and must include, as to each prospective nominee and each shareholder giving notice, as applicable, (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated; (2) a representation that the shareholder is a holder of record of Common Stock of the Company entitled to vote at such meeting and intends to appear “in person” or by proxy at the meeting to nominate the person(s) specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; (5) the consent of each nominee to serve as a director of the Company if so elected; and (6) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner on whose behalf the nomination is being made, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and such nominees’ respective affiliates and associates, or others acting in concert therewith, on the other hand. To be eligible to be a nominee for election as a director, the prospective nominee, or someone acting on such prospective nominee’s behalf, must deliver a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request). Upon request, the prospective nominee must also provide a written representation and agreement that such prospective nominee: (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Company, with such prospective nominee’s fiduciary duties under applicable laws; (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (c) would be in compliance if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

The Governance and Sustainability Committee and Board will consider any candidate for nominee as a director that is properly submitted by a shareholder in accordance with the Company’s Restated Articles of Incorporation and Amended and Restated By-laws and does not maintain a policy with regard to such nominations distinct from such requirements. No such nominations were received with respect to the 2024 Annual Meeting.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company. Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Trust Company, N.A. A copy of the Company’s Annual Report for 2023 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                By Order of The Board of Directors

                 /s/ Steven F. Nicola

                 Steven F. Nicola
                 Chief Financial Officer and Secretary

Appendix A

AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED BY-LAWS TO LIMIT THE PERSONAL LIABILITY OF THE COMPANY’S OFFICERS FOR MONETARY DAMAGES

Section 6.01 is hereby amended and restated as set forth below:

Section 6.01 Personal Liability of Directors and Officers.

a.To the fullest extent the laws of the Commonwealth of Pennsylvania permit elimination or limitation of the liability of Directors and Officers of the Company, no Director or Officer of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a Director or Officer, respectively, provided however, that this Section 6.01 shall only apply to Officers after this Section 6.01 to these By-Laws is approved by the shareholders of the Company in accordance with Pennsylvania law (the “Section 1735 Shareholder Approval”).

b.This Section 6.01 shall apply to any breach of performance of duty or any failure of performance of duty by any Director of the Company occurring after January 27, 1987 and the performance of duty by any Officer of the Company occurring after the Section 1735 Shareholder Approval is obtained. The provisions of this Section shall be deemed to be a contract with each Director and Officer (in the case of Officers once Section 1735 Shareholder Approval is obtained) of the Company who serves as such at any time while this Section is in effect and each such Director or Officer (in the case of Officers once Section 1735 Shareholder Approval is obtained) shall be deemed to be so serving in reliance on the provisions of this Section. Any amendment or repeal of this Section or adoption of any other By‑Law or provision of the Articles of the Company which has the effect of increasing Director or Officer liability shall operate prospectively only and shall not have any effect with respect to any action taken, or any failure to act, by a Director or Officer prior to such amendment, repeal or adoption.

Appendix B

Matthews INTERNATIONAL®

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/MATW** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4.

Nominee	For	Withhold
01 - Joseph C. Bartolacci	☐	☐
02 - Katherine E. Dietze	☐	☐
03 - Lillian D. Etzkorn	☐	☐
04 - Morgan K. O'Brien	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

4 3 A V

03X7QB

The 2024 Annual Meeting of Shareholders of Matthews International Corporation will be held on Thursday, February 15, 2024 at 9:00AM EST, virtually via the internet at www.meetnow.global/MGJL4YJ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MATW

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

PROXY — MATTHEWS INTERNATIONAL CORPORATION

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of the Shareholders of Matthews International Corporation on February 15, 2024.

Notice of:
2024 ANNUAL MEETING OF THE SHAREHOLDERS
To be held on February 15, 2024 at 9:00 AM EST

Virtually via live webcast
Meeting Link — www.meetnow.global/MGJL4YJ

The Annual Meeting (the "2024 Annual Meeting") of the Shareholders of Matthews International Corporation (the "Company") will be held at 9:00 AM Eastern Standard Time, Thursday, February 15, 2024 virtually via a live webcast at www.meetnow.global/MGJL4YJ, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

The undersigned hereby appoints Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, as proxies to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2024 Annual Meeting or any adjournment thereof, with the authority to vote as designated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED BY YOU ON THE REVERSE SIDE OF THIS CARD WITH RESPECT TO THE PROPOSALS SET FORTH IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE 2024 ANNUAL MEETING AND ANY ADJOURNMENT THEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.

Continued and to be signed on reverse side.

C Non-Voting Items

Change of Address — Please print new address below.